Exhibit 10.2

EXECUTION VERSION

TAX MATTERS AGREEMENT

BY AND AMONG

UNITED TECHNOLOGIES CORPORATION,

CARRIER GLOBAL CORPORATION

AND

OTIS WORLDWIDE CORPORATION

DATED AS OF APRIL 2, 2020

i

ii

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TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT, dated as of April 2, 2020 (this “Agreement”), is by and among United Technologies Corporation, a Delaware corporation (“UTC”), Carrier Global Corporation, a Delaware corporation and a wholly owned subsidiary of UTC (“Carrier”) and Otis Worldwide Corporation, a Delaware corporation and a wholly owned subsidiary of UTC (“Otis” and, together with Carrier, the “SpinCos” and each, a “SpinCo”) (collectively, the “Companies” and each a “Company”).

R E C I T A L S

WHEREAS, UTC, Carrier, and Otis have entered into a Separation and Distribution Agreement, dated as of April 2, 2020 (the “Separation and Distribution Agreement”), providing for the separation of the Carrier Group from the UTC Group and the Otis Group and the separation of the Otis Group from the UTC Group and the Carrier Group;

WHEREAS, pursuant to the terms of the Separation and Distribution Agreement, among other things, UTC has taken or will take the following actions:  (a) (i) contribute the Carrier Assets to Carrier and cause Carrier to assume the Carrier Liabilities, in actual or constructive exchange for (A) the issuance by Carrier to UTC of Carrier Shares and (B) the transfer by Carrier to UTC of some or all of the proceeds of the Carrier Financing Arrangements, in an amount approximately equal to $11,000,000,000 (the “Carrier Debt Proceeds” and such contribution, the “Carrier Contribution”) and (ii) transfer the Carrier Debt Proceeds to one or more third-party creditors of UTC (the “Carrier Debt Repayment”) in connection with the Plan of Reorganization; (b) effect the Carrier Distribution; (c) (i) contribute the Otis Assets to Otis and cause Otis to assume the Otis Liabilities, in actual or constructive exchange for (A) the issuance by Otis to UTC of Otis Shares and (B) the transfer by Otis to UTC of some or all of the proceeds of the Otis Financing Arrangements, in an amount approximately equal to $6,300,000,000 (the “Otis Debt Proceeds” and such contribution, the “Otis Contribution”) and (ii) transfer the Otis Debt Proceeds to one or more third-party creditors of UTC (the “Otis Debt Repayment”) in connection with the Plan of Reorganization; and (d) effect the Otis Distribution;

WHEREAS, for Federal Income Tax purposes, it is intended that each of the Internal Distributions, the Carrier Distribution (together with the Carrier Contribution), and the Otis Distribution (together with the Otis Contribution) shall qualify as a transaction that is generally tax-free pursuant to Section 355(a) (or Sections 355(a) and 368(a)(1)(D)) of the Code;

WHEREAS, as of the date hereof, UTC is the common parent of an affiliated group (as defined in Section 1504 of the Code) of corporations, including Otis and Carrier, which has elected to file consolidated Federal Income Tax Returns;

WHEREAS, as a result of the Carrier Distribution, Carrier and its subsidiaries will cease to be members of the affiliated group of which UTC is the common parent (the “Carrier Deconsolidation”);

WHEREAS, as a result of the Otis Distribution, Otis and its subsidiaries will cease to be members of the affiliated group of which UTC is the common parent (the “Otis Deconsolidation”);

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distributions, and to provide for and agree upon other matters relating to Taxes;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties hereby agree as follows:

Section 1.          Definition of Terms.  For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement:

“Action” shall have the meaning set forth in the Separation and Distribution Agreement.

“Adjustment Request” shall mean any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.

“Affiliate” shall mean any entity that is directly or indirectly “controlled” by either the Person in question or an Affiliate of such Person.  “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  The term Affiliate shall refer to Affiliates of a Person as determined immediately after the relevant Distribution.

“Agreement” shall mean this Tax Matters Agreement.

“business day” shall have the meaning set forth in the Separation and Distribution Agreement.

“Capital Stock” shall mean all classes or series of capital stock, including (a) common stock, (b) all options, warrants and other rights to acquire such capital stock and (c) all instruments properly treated as stock for U.S. Federal Income Tax purposes.

“Carrier” shall have the meaning provided in the first sentence of this Agreement, and references herein to Carrier shall include any entity treated as a successor to Carrier.

“Carrier Active Trade or Business” shall mean the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by Carrier and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the trade or business(es) relied upon to satisfy Section 355(b) of the Code with respect to the Carrier Distribution (as described in the IRS Ruling Request and the Representation Letters), as conducted immediately prior to the Carrier Distribution.

“Carrier Adjustment” shall mean any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent Carrier would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

“Carrier Affiliated Group” shall mean the affiliated group (as defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which Carrier is the common parent.

“Carrier Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“Carrier Carryback” shall mean any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the Carrier Group that may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“Carrier CFO Certificate” shall have the meaning set forth in Section 7.02(e)(i).

“Carrier Contribution” shall have the meaning provided in the Recitals.

“Carrier Debt Proceeds” shall have the meaning provided in the Recitals.

“Carrier Debt Repayment” shall have the meaning provided in the Recitals.

“Carrier Deconsolidation” shall have the meaning provided in the Recitals.

“Carrier Deconsolidation Date” shall mean the last date on which Carrier qualifies as a member of the affiliated group (as defined in Section 1504 of the Code) of which UTC is the common parent.

“Carrier Distribution” shall mean the distribution by UTC of all the Carrier Shares pro rata to holders of UTC Shares.

“Carrier Distribution Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Carrier Federal Consolidated Income Tax Return” shall mean any United States Federal Income Tax Return for the affiliated group (as defined in Section 1504 of the Code) of which Carrier is the common parent.

“Carrier Foreign Distribution” shall have the meaning set forth on Schedule 7.02(d)(iii).

“Carrier Foreign SpinCo” shall have the meaning set forth on Schedule 7.02(d)(iii).

“Carrier Foreign SpinCo Holdings” shall have the meaning set forth on Schedule 7.02(d)(iii).

“Carrier Group” shall mean Carrier and its Affiliates, as determined immediately after the Carrier Distribution.

“Carrier Group Employee” shall have the meaning set forth in the Employee Matters Agreement.

“Carrier/Otis Filing Date” shall have the meaning set forth in Section 7.05(e)(iii)(A).

“Carrier Post-Deconsolidation Period” shall mean any Post-Deconsolidation Period determined by reference to the Carrier Deconsolidation Date.

“Carrier Pre-Deconsolidation Period” shall mean any Pre-Deconsolidation Period determined by reference to the Carrier Deconsolidation Date.

“Carrier Proposed Acquisition Transaction” shall mean a Proposed Acquisition Transaction with respect to Carrier.

“Carrier Separate Return” shall mean any Separate Return of Carrier or any member of the Carrier Group.

“Carrier Shares” shall have the meaning set forth in the Separation and Distribution Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Companies” and “Company” shall have the meaning provided in the first sentence of this Agreement.

“Compensatory Equity Interests” shall have the meaning set forth in Section 6.02(a).

“Contributions” shall mean the Carrier Contribution and the Otis Contribution, taken together.

“Debt Reallocation” shall mean (a) (i) any actual or deemed assumption of UTC debt by Carrier in connection with the Carrier Contribution, (ii) the receipt by UTC of the Carrier Debt Proceeds, and (iii) the Carrier Debt Repayment, and (b) (i) any actual or deemed assumption of UTC debt by Otis in connection with the Otis Contribution, (ii) the receipt by UTC of the Otis Debt Proceeds, and (iii) the Otis Debt Repayment.

“Deconsolidation Date” shall mean the Carrier Deconsolidation Date or the Otis Deconsolidation Date, as the context requires.

“DGCL” shall mean the Delaware General Corporation Law.

“Distribution Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Distributions” shall mean the Carrier Distribution and the Otis Distribution, taken together.

“Effective Time” shall have the meaning set forth in the Separation and Distribution Agreement.

“Employee Matters Agreement” shall have the meaning set forth in the Separation and Distribution Agreement.

“External Separation Transaction” shall mean each of (a) the Carrier Contribution and the Carrier Distribution, (b) the Otis Contribution and the Otis Distribution, and (c) the Debt Reallocation.

“Federal Income Tax” shall mean any Tax imposed by Subtitle A of the Code, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Federal Other Tax” shall mean any Tax imposed by the federal government of the United States other than any Federal Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” shall mean the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a Tax Period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Income Tax or Other Tax, but only after the expiration of all Tax Periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Income Tax or Other Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Parties.

“First Effective Time” shall have the meaning set forth in the Separation and Distribution Agreement.

“Foreign Income Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulations Section 1.901-2, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Other Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than any Foreign Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Separations” shall mean the internal restructuring transactions intended to effect the separation of (a) the UTC Assets and UTC Liabilities from the Carrier Assets and Carrier Liabilities and/or the Otis Assets and Otis Liabilities, (b) the Carrier Assets and Carrier Liabilities from the UTC Assets and UTC Liabilities and/or the Otis Assets and Otis Liabilities, and/or (c) the Otis Assets and Otis Liabilities from the UTC Assets and UTC Liabilities and/or the Carrier Assets and Carrier Liabilities, in each case, held by certain subsidiaries of UTC organized in jurisdictions outside of the United States (including through the transfer of equity interests in any such subsidiary).

“Foreign Tax” shall mean any Foreign Income Taxes or Foreign Other Taxes.

“Foreign Tax-Free Status” shall mean, with respect to (a) each of the Foreign Separations, the qualification thereof for non-recognition of income or gain (or similar treatment) for Foreign Income Tax purposes under the laws of the relevant foreign jurisdiction and (b) any Foreign Separation that is covered by a Tax Opinion/Ruling or other written guidance addressing the Foreign Tax treatment thereof, the qualification of such transaction for the Foreign Tax treatment set forth in such Tax Opinion/Ruling or other written guidance.

“Former Carrier Group Employee” shall have the meaning set forth in the Employee Matters Agreement.

“Former Otis Group Employee” shall have the meaning set forth in the Employee Matters Agreement.

“Former UTC Group Employee” shall have the meaning set forth in the Employee Matters Agreement.

“Governmental Authority” shall have the meaning set forth in the Separation and Distribution Agreement.

“Group” shall mean the UTC Group, the Carrier Group, the Otis Group, or any combination thereof, as the context requires.

“Income Tax” shall mean any Federal Income Tax, State Income Tax or Foreign Income Tax.

“Internal Distributions” shall mean the separation of (a) the UTC Assets and UTC Liabilities from the Carrier Assets and Carrier Liabilities and/or the Otis Assets and Otis Liabilities, (b) the Carrier Assets and Carrier Liabilities from the UTC Assets and UTC Liabilities and/or the Otis Assets and Otis Liabilities, and/or (c) the Otis Assets and Otis Liabilities from the UTC Assets and UTC Liabilities and/or the Carrier Assets and Carrier Liabilities, in each case, (i) held by certain subsidiaries of UTC and (ii) in a transaction intended to qualify, for Federal Income Tax purposes, as a distribution that is generally tax-free pursuant to Section 355(a) (or Sections 355(a) and 368(a)(1)(D)) of the Code.

“Internal Separation Transaction” shall mean any internal restructuring transaction, other than the Internal Distributions, that is (a) undertaken pursuant to the Plan of Reorganization and (b) covered by a Tax Opinion/Ruling addressing the Federal Income Tax treatment thereof.

“IRS” shall mean the U.S. Internal Revenue Service.

“IRS Ruling Request” shall mean the request for private letter rulings filed by UTC on July 31, 2019 with the IRS (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendments or supplements to such request.

“Joint Adjustment” shall mean any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest that is not a Carrier Adjustment, an Otis Adjustment, or a UTC Adjustment.

“Joint Return” shall mean any Return of a member of the UTC Group or a SpinCo Group that is not a Separate Return.

“Notified Action” shall have the meaning set forth in Section 7.04(a).

“Other Tax” shall mean any Federal Other Tax, State Other Tax, or Foreign Other Tax.

“Otis” shall have the meaning provided in the first sentence of this Agreement, and references herein to Otis shall include any entity treated as a successor to Otis.

“Otis Active Trade or Business” shall mean the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by Otis and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the trade or business(es) relied upon to satisfy Section 355(b) of the Code with respect to the Otis Distribution (as described in the IRS Ruling Request and the Representation Letters), as conducted immediately prior to the Otis Distribution.

“Otis Affiliated Group” shall mean the affiliated group (as defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which Otis is the common parent.

“Otis Adjustment” shall mean any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent Otis would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

“Otis Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“Otis Carryback” shall mean any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the Otis Group that may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“Otis CFO Certificate” shall have the meaning set forth in Section 7.02(e)(ii).

“Otis Contribution” shall have the meaning provided in the Recitals.

“Otis Debt Proceeds” shall have the meaning provided in the Recitals.

“Otis Debt Repayment” shall have the meaning provided in the Recitals.

“Otis Deconsolidation” shall have the meaning provided in the Recitals.

“Otis Deconsolidation Date” shall mean the last date on which Otis qualifies as a member of the affiliated group (as defined in Section 1504 of the Code) of which UTC is the common parent.

“Otis Distribution” shall mean the distribution by UTC of all the Otis Shares pro rata to holders of UTC Shares.

“Otis Distribution Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Otis Federal Consolidated Income Tax Return” shall mean any United States Federal Income Tax Return for the affiliated group (as defined in Section 1504 of the Code) of which Otis is the common parent.

“Otis Foreign Distribution” shall have the meaning set forth on Schedule 7.02(d)(iv).

“Otis Foreign SpinCo” shall have the meaning set forth on Schedule 7.02(d)(iv).

“Otis Foreign SpinCo Holdings” shall have the meaning set forth on Schedule 7.02(d)(iv).

“Otis Group” shall mean Otis and its Affiliates, as determined immediately after the Otis Distribution.

“Otis Group Employee” shall have the meaning set forth in the Employee Matters Agreement.

“Otis Post-Deconsolidation Period” shall mean any Post-Deconsolidation Period determined by reference to the Otis Deconsolidation Date.

“Otis Pre-Deconsolidation Period” shall mean any Pre-Deconsolidation Period determined by reference to the Otis Deconsolidation Date.

“Otis Proposed Acquisition Transaction” shall mean a Proposed Acquisition Transaction with respect to Otis.

“Otis Separate Return” shall mean any Separate Return of Otis or any member of the Otis Group.

“Otis Shares” shall heave the meaning set forth in the Separation and Distribution Agreement.

“Parties” shall mean the parties to this Agreement.

“Past Practices” shall have the meaning set forth in Section 4.05(a).

“Payment Date” shall mean (a) with respect to any UTC Federal Consolidated Income Tax Return, the due date for any required installment of estimated Taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the Tax Return determined under Section 6072 of the Code, and the date the Tax Return is filed, and (b) with respect to any other Tax Return, the corresponding dates determined under applicable Tax Law; in each case, taking into account any automatic or validly elected extensions, deferrals or postponements of the due date for payment of any such estimated Taxes or any Tax shown on such Tax Return, as applicable.

“Payor” shall have the meaning set forth in Section 5.02(a).

“Person” shall mean any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for Federal Income Tax purposes.

“Plan of Reorganization” shall have the meaning set forth in the Separation and Distribution Agreement.

“Post-Deconsolidation Period” shall mean any Tax Period beginning after the relevant Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the relevant Deconsolidation Date.

“Pre-Deconsolidation Period” shall mean any Tax Period ending on or prior to the relevant Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the relevant Deconsolidation Date.

“Prime Rate” shall have the meaning set forth in the Separation and Distribution Agreement.

“Private Letter Ruling” shall mean the private letter ruling issued to UTC on December 13, 2019 in response to the IRS Ruling Request.

“Privilege” shall mean any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” shall mean, with respect to a SpinCo, a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by the management or shareholders of such SpinCo, is a hostile acquisition, or otherwise, as a result of which such SpinCo would merge or consolidate with any other Person or as a result of which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, from such SpinCo and/or one or more holders of outstanding shares of Capital Stock of such SpinCo, a number of shares of Capital Stock of such SpinCo that would, when combined with any other changes in ownership of Capital Stock of such SpinCo pertinent for purposes of Section 355(e) of the Code, comprise 45% or more of (a) the value of all outstanding shares of stock of such SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of such SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.  Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by such SpinCo of a shareholder rights plan or (ii) issuances by such SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d).  For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders.  This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.  Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated into this definition and its interpretation.
“PTEP” shall mean any earnings and profits of a foreign corporation that would be excluded from gross income pursuant to Section 959 of the Code.

“Representation Letters” shall mean the representation letters and any other materials (including, without limitation, a Ruling Request and any related supplemental submissions to the IRS or other Tax Authority) delivered by, or on behalf of, UTC, Carrier, Otis or others to a Tax Advisor (or a Tax Authority) in connection with the issuance by such Tax Advisor (or Tax Authority) of a Tax Opinion/Ruling.

“Required Party” shall have the meaning set forth in Section 5.02(a).

“Reserve” shall mean a financial statement reserve, in accordance with generally accepted accounting principles, pursuant to ASC Topic 740, excluding, for the avoidance of doubt, any reserve related to Taxes imposed with respect to the Transactions.

“Responsible Company” shall mean, with respect to any Tax Return, the Company having responsibility for filing such Tax Return.

“Responsible SpinCo(s)” shall have the meaning set forth in Section 10.02(e)(i).

“Restriction Period” shall mean the period beginning on the date hereof and ending on the two-year anniversary of the Second Distribution.

“Retention Date” shall have the meaning set forth in Section 9.01.

“Ruling Request” shall mean the IRS Ruling Request and/or any other request filed with the IRS or any other Tax Authority requesting rulings regarding the Tax consequences of any transactions contemplated by the Plan of Reorganization (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendments or supplements to such request.

“Second Distribution” shall have the meaning set forth in the Separation and Distribution Agreement.

“Section 7.02(e) Acquisition Transaction” shall mean any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 30% instead of 45%.

“Section 336(e) Election” shall have the meaning set forth in Section 7.06.

“Separate Return” shall mean (a) in the case of any Tax Return of any member of a SpinCo Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the UTC Group and (b) in the case of any Tax Return of any member of the UTC Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of a SpinCo Group.

“Separation and Distribution Agreement” shall have the meaning set forth in the Recitals.

“Separation-Related Tax Contest” shall mean any Tax Contest in which the IRS, another Tax Authority or any other Person asserts a position that could reasonably be expected to adversely affect the (a) U.S. Tax-Free Status of any Internal Distribution or Internal Separation Transaction or any External Separation Transaction or (b) Foreign Tax-Free Status of any Foreign Separation.

“Shared Taxes” shall have the meaning set forth in Section 7.05(d).

“Specified Acquisition” shall have the meaning set forth on Schedule 7.07.

“Specified Income Taxes” shall mean (a) all Income Taxes imposed pursuant to any settlement, Final Determination, judgment or otherwise and (b) all accounting, legal and other professional fees, and court costs incurred in connection with such Income Taxes, in each case, resulting from an adjustment, pursuant to a Final Determination, with respect to any Transaction not intended to qualify for non-recognition of income or gain (or similar treatment) for Income Tax purposes.

“Specified Matter” shall have the meaning set forth on Schedule 10.02(e).

“Specified Percentage Interest” shall have the meaning set forth on Schedule 7.07.

“Specified Tax Contest” shall mean any Tax Contest in which the IRS, another Tax Authority or any other Person asserts a position that could reasonably be expected to increase the Specified Income Taxes imposed on any member of the UTC Group or any member of a SpinCo Group.

“SpinCo” and “SpinCos” shall have the meaning provided in the first sentence of this Agreement, and references herein to any SpinCo shall include any entity treated as a successor to such SpinCo.

“SpinCo Adjustment” shall mean a Carrier Adjustment and/or an Otis Adjustment, as the context requires.

“SpinCo Group” shall mean the Carrier Group and/or the Otis Group, as the context requires.

“SpinCo Reserved Income Taxes” shall mean, in the case of Carrier, Income Taxes for which Carrier is responsible pursuant to Section 2.02(a)(i), 2.03(a)(i), or 2.04(a)(i) and, in the case of Otis, Income Taxes for which Otis is responsible pursuant to Section 2.02(a)(ii), 2.03(a)(ii), or 2.04(a)(ii).

“SpinCo Separate Return” shall mean a Carrier Separate Return and/or an Otis Separate Return, as the context requires.

“State Income Tax” shall mean any Tax imposed by any State of the United States (or by any political subdivision of any such State) or the District of Columbia, or any city or municipality located therein, which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Other Tax” shall mean any Tax imposed by any State of the United States (or by any political subdivision of any such State) or the District of Columbia, or any city or municipality located therein, other than any State Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Straddle Period” shall mean any Tax Period that (a) with respect to Carrier, begins on or before and ends after the Carrier Deconsolidation Date or (b) with respect to Otis, begins on or before and ends after the Otis Deconsolidation Date.

“Tax” or “Taxes” shall mean any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Governmental Authority or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” shall mean any Tax counsel or accountant of recognized national standing in the United States (or, in the case of any Tax Opinion/Ruling that is an opinion regarding the Foreign Tax treatment of any Foreign Separation, in the relevant foreign jurisdiction(s)).

“Tax Advisor Dispute” shall have the meaning set forth in Section 14.

“Tax Attribute” shall mean a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax.

“Tax Authority” shall mean, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” shall mean any reduction in liability for Tax as a result of any loss, deduction, refund, credit, or other item reducing Taxes otherwise payable.

“Tax Contest” shall mean an audit, review, examination, assessment or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Item” shall mean, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” shall mean the law of any Governmental Authority or political subdivision thereof relating to any Tax.

“Tax Opinion/Ruling” shall mean (a) each opinion of a Tax Advisor or ruling by the IRS or another Tax Authority delivered or issued to UTC or any of its subsidiaries in connection with, and regarding the Federal Income Tax treatment of, (i) any External Separation Transaction, (ii) any Internal Distribution, or (iii) any other internal restructuring transaction undertaken pursuant to the Plan of Reorganization that is intended to qualify for non-recognition treatment for Federal Income Tax purposes and (b) each opinion of a Tax Advisor or ruling by a Tax Authority delivered or issued to UTC or any of its subsidiaries in connection with, and regarding the Foreign Tax treatment of, any Foreign Separation.

“Tax Period” shall mean, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” shall mean any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax-Related Losses” shall mean (a) all federal, state, local and foreign Taxes imposed pursuant to any settlement, Final Determination, judgment or otherwise (including Taxes required to be reflected on any Tax Return prepared in accordance with Section 4.05(b)); (b) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (c) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by UTC (or any UTC Affiliate) or any SpinCo (or any SpinCo Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority; in each case, resulting from the failure of, (i) any External Separation Transaction, any Internal Distribution, or any Internal Separation Transaction to have U.S. Tax-Free Status, or (ii) any Foreign Separation to have Foreign Tax-Free Status.

“Tax Return” or “Return” shall mean any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transactions” shall mean the External Separation Transactions and the other transactions contemplated by the Separation and Distribution Agreement (including the Internal Distributions, the Internal Separation Transactions, the Foreign Separations, and the other transactions contemplated by the Plan of Reorganization).

“Transition Services Agreement” shall have the meaning set forth in the Separation and Distribution Agreement.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” shall mean an unqualified opinion of a Tax Advisor on which UTC may rely to the effect that a transaction will not (a) affect the U.S. Tax‑Free Status of any External Separation Transaction or any Internal Distribution or (b) adversely affect any of the conclusions set forth in any Tax Opinion/Ruling regarding the U.S. Tax-Free Status of any External Separation Transaction or any Internal Distribution; provided, that any Tax opinion obtained in connection with a proposed acquisition of Capital Stock of any SpinCo or any entity that was a “distributing corporation” or “controlled corporation” in any Internal Distribution entered into during the Restriction Period shall not qualify as an Unqualified Tax Opinion unless such Tax opinion concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes (x) the Carrier Distribution, (y) the Otis Distribution, or (z) any Internal Distribution.  Any such opinion must assume that (i) the External Separation Transactions and/or the Internal Distributions, as relevant, would have qualified for U.S. Tax-Free Status if the transaction in question did not occur and (ii) except to the extent expressly ruled otherwise by the IRS in the Private Letter Ruling, (A) the Specified Acquisition is “part of a plan (or series of related transactions)” with each of the Distributions for purposes of Section 355(e) of the Code and (B) the Specified Acquisition resulted in one or more persons acquiring directly or indirectly common stock representing no less than the Specified Percentage Interest in each of the SpinCos and their respective Subsidiaries for purposes of Section 355(e) of the Code.

“U.S. Tax-Free Status” shall mean, with respect to (a) each External Separation Transaction and each Internal Distribution, the qualification thereof (i) as a transaction described in Section 368(a)(1)(D) and/or Section 355(a) of the Code, (ii) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c)(2) and 361(c)(2) of the Code and (iii) as a transaction in which UTC, Carrier, Otis, and the members of their respective Groups (as relevant) recognize no income or gain for Federal Income Tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than (x) income or gain recognized pursuant to Sections 367(a), 367(b) and/or 1248 of the Code and the Treasury Regulations promulgated under such provisions (assuming, for this purpose, that any available elections to avoid the recognition of income or gain for Federal Income Tax purposes under such provisions have been duly and timely made), or (y) intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code; and (b) any Internal Separation Transaction, the qualification of such transaction for the Federal Income Tax treatment set forth in such Tax Opinion/Ruling.

“UTC” shall have the meaning provided in the first sentence of this Agreement, and references herein to UTC shall include any entity treated as a successor to UTC.

“UTC Adjustment” shall mean any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent UTC would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

“UTC Affiliated Group” shall mean the affiliated group (as defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which UTC is the common parent.

“UTC/Carrier Filing Date” shall have the meaning set forth in Section 7.05(d)(ii).

“UTC Federal Consolidated Income Tax Return” shall mean any United States Federal Income Tax Return for the UTC Affiliated Group.

“UTC Foreign Combined Income Tax Return” shall mean (a) a consolidated, combined or unitary or other similar Foreign Income Tax Return or (b) any Foreign Income Tax Return with respect to any profit and/or loss sharing group, group payment or similar group or fiscal unity, in the case of each of clauses (a) and (b), that actually includes, by election or otherwise, one or more members of the UTC Group together with one or more members of a SpinCo Group; provided, that, for the avoidance of doubt, in the case of a Foreign Income Tax Return of a member of a SpinCo Group that (x) is required to be filed with respect to a Straddle Period and (y) would otherwise (without regard to this proviso) be a UTC Foreign Combined Income Tax Return, any portion of such Foreign Income Tax Return reflecting Tax Items with respect to any Post-Deconsolidation Period (i) shall in no event be a UTC Foreign Combined Income Tax Return and (ii) shall instead be a Separate Return of such member of the relevant SpinCo Group.

“UTC Group” shall mean UTC and its Affiliates, excluding any entity that is a member of a SpinCo Group.

“UTC Group Employee” shall have the meaning set forth in the Employee Matters Agreement.

“UTC/Otis Filing Date” shall have the meaning set forth in Section 7.05(d)(i).

“UTC Separate Return” shall mean any Separate Return of UTC or any member of the UTC Group.

“UTC Shares” shall have the meaning set forth in the Separation and Distribution Agreement.

“UTC State Combined Income Tax Return” shall mean a consolidated, combined or unitary Tax Return with respect to State Income Taxes that actually includes, by election or otherwise, one or more members of the UTC Group and one or more members of a SpinCo Group.

Section 2.           Allocation of Tax Liabilities.

Section 2.01          General Rule.

(a)    UTC Liability.  UTC shall be liable for, and shall indemnify and hold harmless each SpinCo Group from and against any liability for, Taxes that are allocated to UTC under this Section 2.

(b)    Carrier Liability.  Carrier shall be liable for, and shall indemnify and hold harmless the UTC Group and the Otis Group from and against any liability for, Taxes that are allocated to Carrier under this Section 2.

(c)    Otis Liability.  Otis shall be liable for, and shall indemnify and hold harmless the UTC Group and the Carrier Group from and against any liability for, Taxes that are allocated to Otis under this Section 2.

Section 2.02           Allocation of United States Federal Income Tax and Federal Other Tax.  Except as otherwise provided in Section 2.05, Federal Income Tax and Federal Other Tax shall be allocated as follows:

(a)    Allocation of Tax Relating to UTC Federal Consolidated Income Tax Returns.  With respect to any UTC Federal Consolidated Income Tax Return, UTC shall be responsible for any and all Federal Income Taxes due or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination); provided, that:

(i)            subject to Section 2.02(a)(iii), Carrier shall be responsible for any such Federal Income Taxes with respect to any Tax Period (or portion thereof) ending on or prior to the Carrier Distribution Date (including any increase in such Tax as a result of a Final Determination) to the extent (x) such Tax is imposed with respect to any matter for which UTC or any of its Subsidiaries immediately prior to the Carrier Distribution Date (including, for the avoidance of doubt, Carrier and its Subsidiaries) reflected a Reserve in its financial statements immediately prior to the Carrier Distribution Date and (y) such matter exclusively relates to the Carrier Business;

(ii)           subject to Section 2.02(a)(iii), Otis shall be responsible for any such Federal Income Taxes with respect to any Tax Period (or portion thereof) ending on or prior to the Otis Distribution Date (including any increase in such Tax as a result of a Final Determination) to the extent (x) such Tax is imposed with respect to any matter for which UTC or any of its Subsidiaries immediately prior to the Otis Distribution Date (including, for the avoidance of doubt, Otis and its Subsidiaries) reflected a Reserve in its financial statements immediately prior to the Otis Distribution Date and (y) such matter exclusively relates to the Otis Business; and

(iii)          irrespective of whether any amounts described in this clause (iii) are attributable to any matter described in clause (i)(x) or (ii)(x) of this Section 2.02(a), each of UTC, Carrier, and Otis shall be responsible for any and all installment payments (and any adjustments to any prior installment payments), in each case, that are required to be paid after the earlier to occur of the Carrier Distribution Date or the Otis Distribution Date by UTC pursuant to Section 965(h)(2) or (3) of the Code, in the proportions set forth on Schedule 2.02(a)(iii)  (it being understood that (x) to the extent any such installment payment or adjustment is required to be paid after the Carrier Distribution Date and prior to the Otis Distribution Date, UTC shall be responsible for the amount for which Otis would otherwise be responsible pursuant to this Section 2.02(a)(iii) and (y) to the extent any such installment payment or adjustment is required to be paid after the Otis Distribution Date and prior to the Carrier Distribution Date, UTC shall be responsible for the amount for which Carrier would otherwise be responsible pursuant to this Section 2.02(a)(iii)).

(b)    Allocation of Tax Relating to Federal Separate Income Tax Returns.  (i) UTC shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any UTC Separate Return; (ii) Carrier shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Carrier Separate Return; and (iii) Otis shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Otis Separate Return; in each case, including any increase in such Tax as a result of a Final Determination.

(c)    Allocation of Federal Other Tax.  (i) UTC shall be responsible for any and all Federal Other Taxes due with respect to or required to be reported on any (A) UTC Separate Return or (B) Joint Return that UTC or any member of the UTC Group is obligated to file under the Code; (ii) Carrier shall be responsible for any and all Federal Other Taxes due with respect to or required to be reported on any (A) Carrier Separate Return or (B) Joint Return that Carrier or any member of the Carrier Group is obligated to file under the Code; and (iii) Otis shall be responsible for any and all Federal Other Taxes due with respect to or required to be reported on any (A) Otis Separate Return or (B) Joint Return that Otis or any member of the Otis Group is obligated to file under the Code; in each case, including any increase in such Tax as a result of a Final Determination.

Section 2.03          Allocation of State Income and State Other Taxes.  Except as otherwise provided in Section 2.05, State Income Tax and State Other Tax shall be allocated as follows:

(a)    Allocation of Tax Relating to UTC State Combined Income Tax Returns.  With respect to any UTC State Combined Income Tax Return, UTC shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination); provided, that:

(i)            Carrier shall be responsible for any such State Income Taxes with respect to any Tax Period (or portion thereof) ending on or prior to the Carrier Distribution Date (including any increase in such Tax as a result of a Final Determination) to the extent (x) such Tax is imposed with respect to any matter for which UTC or any of its Subsidiaries immediately prior to the Carrier Distribution Date (including, for the avoidance of doubt, Carrier and its Subsidiaries) reflected a Reserve in its financial statements immediately prior to the Carrier Distribution Date and (y) such matter exclusively relates to the Carrier Business; and

(ii)           Otis shall be responsible for any such State Income Taxes with respect to any Tax Period (or portion thereof) ending on or prior to the Otis Distribution Date (including any increase in such Tax as a result of a Final Determination) to the extent (x) such Tax is imposed with respect to any matter for which UTC or any of its Subsidiaries immediately prior to the Otis Distribution Date (including, for the avoidance of doubt, Otis and its Subsidiaries) reflected a Reserve in its financial statements immediately prior to the Otis Distribution Date and (y) such matter exclusively relates to the Otis Business.

(b)    Allocation of Tax Relating to State Separate Income Tax Returns.  (i) UTC shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any UTC Separate Return; (ii) Carrier shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Carrier Separate Return; and (iii) Otis shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Otis Separate Return; in each case, including any increase in such Tax as a result of a Final Determination.

(c)    Allocation of State Other Tax.  (i) UTC shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any (A) UTC Separate Return or (B) Joint Return that UTC or any member of the UTC Group is obligated to file under applicable Tax Law; (ii) Carrier shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any (A) Carrier Separate Return or (B) Joint Return that Carrier or any member of the Carrier Group is obligated to file under applicable Tax Law; and (iii) Otis shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any (A) Otis Separate Return or (B) Joint Return that Otis or any member of the Otis Group is obligated to file under applicable Tax Law; in each case, including any increase in such Tax as a result of a Final Determination.

Section 2.04          Allocation of Foreign Taxes.  Except as otherwise provided in Section 2.05, Foreign Income Tax and Foreign Other Tax shall be allocated as follows:

(a)    Allocation of Tax Relating to UTC Foreign Combined Income Tax Returns.  UTC shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any UTC Foreign Combined Income Tax Return (including any increase in such Tax as a result of a Final Determination); provided, that:

(i)            Carrier shall be responsible for any such Foreign Income Taxes with respect to any Tax Period (or portion thereof) ending on or prior to the Carrier Distribution Date (including any increase in such Tax as a result of a Final Determination) to the extent (x) such Tax is imposed with respect to any matter for which UTC or any of its Subsidiaries immediately prior to the Carrier Distribution Date (including, for the avoidance of doubt, Carrier and its Subsidiaries) reflected a Reserve in its financial statements immediately prior to the Carrier Distribution Date and (y) such matter exclusively relates to the Carrier Business; and

(ii)           Otis shall be responsible for any such Foreign Income Taxes with respect to any Tax Period (or portion thereof) ending on or prior to the Otis Distribution Date (including any increase in such Tax as a result of a Final Determination) to the extent (x) such Tax is imposed with respect to any matter for which UTC or any of its Subsidiaries immediately prior to the Otis Distribution Date (including, for the avoidance of doubt, Otis and its Subsidiaries) reflected a Reserve in its financial statements immediately prior to the Otis Distribution Date and (y) such matter exclusively relates to the Otis Business.

(b)   Allocation of Tax Relating to Foreign Separate Income Tax Returns.  (i) UTC shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any UTC Separate Return; (ii) Carrier shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any Carrier Separate Return; and (iii) Otis shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any Otis Separate Return; in each case, including any increase in such Tax as a result of a Final Determination.

(c)    Allocation of Foreign Other Tax.  (i) UTC shall be responsible for any and all Foreign Other Taxes due with respect to or required to be reported on any (A) UTC Separate Return or (B) Joint Return that UTC or any member of the UTC Group is obligated to file under applicable Tax Law; (ii) Carrier shall be responsible for any and all Foreign Other Taxes due with respect to or required to be reported on any (A) Carrier Separate Return or (B) Joint Return that Carrier or any member of the Carrier Group is obligated to file under applicable Tax Law; and (iii) Otis shall be responsible for any and all Foreign Other Taxes due with respect to or required to be reported on any (A) Otis Separate Return or (B) Joint Return that Otis or any member of the Otis Group is obligated to file under applicable Tax Law; in each case, including any increase in such Tax as a result of a Final Determination.

Section 2.05          Certain Transaction and Other Taxes.

(a)          Carrier Liability.  Carrier shall be liable for, and shall indemnify and hold harmless the UTC Group and the Otis Group from and against any liability for:

(i)            any stamp, sales and use, gross receipts, or other transfer Taxes imposed by any Tax Authority on any member of the Carrier Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Transactions;

(ii)           any value-added or goods and services Tax imposed by any Tax Authority on any transfer occurring pursuant to the Transactions to the extent any member of the Carrier Group is the transferee with respect to the relevant transfer;

(iii)          any Tax (other than Tax-Related Losses and Specified Income Taxes) (A) resulting from a breach by Carrier of any covenant made by Carrier in this Agreement, the Separation and Distribution Agreement, or any Ancillary Agreement or (B) imposed under Section 965(l)(1) of the Code as a result of Carrier or any member of the Carrier Group becoming an expatriated entity at any time during the ten-year period beginning on December 22, 2017 (within the meaning of Section 965(l) of the Code); and

(iv)          any Tax-Related Losses and Specified Income Taxes for which Carrier is responsible pursuant to Section 7.05.

The amounts for which Carrier is liable pursuant to Section 2.05(a)(i), (ii), and (iii) shall include all accounting, legal, and other professional fees and court costs incurred in connection with the relevant Taxes.

(b)          Otis Liability.  Otis shall be liable for, and shall indemnify and hold harmless the UTC Group and the Carrier Group from and against any liability for:

(i)            any stamp, sales and use, gross receipts, or other transfer Taxes imposed by any Tax Authority on any member of the Otis Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Transactions;

(ii)          any value-added or goods and services Tax imposed by any Tax Authority on any transfer occurring pursuant to the Transactions to the extent any member of the Otis Group is the transferee with respect to the relevant transfer;

(iii)          any Tax (other than Tax-Related Losses and Specified Income Taxes) (A) resulting from a breach by Otis of any covenant made by Otis in this Agreement, the Separation and Distribution Agreement, or any Ancillary Agreement or (B) imposed under Section 965(l)(1) of the Code as a result of Otis or any member of the Otis Group becoming an expatriated entity at any time during the ten-year period beginning on December 22, 2017 (within the meaning of Section 965(l) of the Code); and

(iv)          any Tax-Related Losses and Specified Income Taxes for which Otis is responsible pursuant to Section 7.05.

The amounts for which Otis is liable pursuant to Section 2.05(b)(i), (ii), and (iii) shall include all accounting, legal, and other professional fees and court costs incurred in connection with the relevant Taxes.

(c) UTC Liability.  UTC shall be liable for, and shall indemnify and hold harmless each SpinCo Group from and against any liability for:

(i)          Any stamp, sales and use, gross receipts, or other transfer Taxes imposed by any Tax Authority on any member of the UTC Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Transactions;

(ii)          any value-added or goods and services Tax imposed by any Tax Authority on any transfer occurring pursuant to the Transactions to the extent any member of the UTC Group is the transferee with respect to the relevant transfer;

(iii)          any Tax (other than Tax-Related Losses and Specified Income Taxes) (A) resulting from a breach by UTC of any covenant made by UTC in this Agreement, the Separation and Distribution Agreement, or any Ancillary Agreement or (B) imposed under Section 965(l)(1) of the Code as a result of UTC or any member of the UTC Group becoming an expatriated entity at any time during the ten-year period beginning on December 22, 2017 (within the meaning of Section 965(l) of the Code); and

(iv)          any Tax-Related Losses and Specified Income Taxes for which UTC is responsible pursuant to Section 7.05.

The amounts for which UTC is liable pursuant to Section 2.05(c)(i), (ii), and (iii) shall include all accounting, legal, and other professional fees and court costs incurred in connection with the relevant Taxes.

Section 3.          Proration of Taxes for Straddle Periods.

(a)    General Method of Proration.  In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Deconsolidation Periods and Post-Deconsolidation Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b) as reasonably interpreted and applied by UTC.  With respect to each UTC Federal Consolidated Income Tax Return for a taxable year that includes a Distribution, UTC may determine in its sole discretion whether to make a ratable election under Treasury Regulations Section 1.1502-76(b)(2)(ii) with respect to a SpinCo.  Each SpinCo shall, and shall cause each member of such SpinCo Group to, take all actions necessary to give effect to any such election.

(b)    Transactions Treated as Extraordinary Item.  In determining the apportionment of Tax Items between Pre-Deconsolidation Periods and Post-Deconsolidation Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent arising on or prior to the relevant Deconsolidation Date) be allocated to the relevant Pre-Deconsolidation Period(s), and any Taxes related to such items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent arising on or prior to the relevant Deconsolidation Date) be allocated to the relevant Pre-Deconsolidation Period(s).

Section 4.           Preparation and Filing of Tax Returns.

Section 4.01          General.  Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (taking into account extensions) by the Person obligated to file such Tax Returns under the Code or applicable Tax Law.  The Companies shall, and shall cause their respective Affiliates to, provide assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns (including by providing information required to be provided pursuant to Section 8).

Section 4.02          UTC’s Responsibility.  UTC has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a)          UTC Federal Consolidated Income Tax Returns for any Tax Periods ending before, on or after any Deconsolidation Date;

(b)          UTC State Combined Income Tax Returns, UTC Foreign Combined Income Tax Returns and any other Joint Returns that UTC reasonably determines are required to be filed (or that UTC chooses to be filed) by UTC or any member of the UTC Group for Tax Periods ending before, on or after any Deconsolidation Date; and

(c)          UTC Separate Returns and SpinCo Separate Returns that UTC reasonably determines are required to be filed by the Companies or any of their Affiliates for Tax Periods ending before, on or after any Deconsolidation Date (limited, in the case of SpinCo Separate Returns, to such Tax Returns as are required to be filed (taking into account extensions) on or before the relevant Deconsolidation Date).

Section 4.03          Carrier’s Responsibility.  Carrier shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the Carrier Group other than those Tax Returns that UTC is required or entitled to prepare and file under Section 4.02.  The Tax Returns required to be prepared and filed by Carrier under this Section 4.03 shall include (a) any Carrier Federal Consolidated Income Tax Return for Tax

Periods ending after the Carrier Deconsolidation Date and (b) Carrier Separate Returns required to be filed (taking into account extensions) after the Carrier Deconsolidation Date.

Section 4.04          Otis’s Responsibility.  Otis shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the Otis Group other than those Tax Returns that UTC is required or entitled to prepare and file under Section 4.02.  The Tax Returns required to be prepared and filed by Otis under this Section 4.04 shall include (a) any Otis Federal Consolidated Income Tax Return for Tax Periods ending after the Otis Deconsolidation Date and (b) Otis Separate Returns required to be filed (taking into account extensions) after the Otis Deconsolidation Date.

Section 4.05          Tax Accounting Practices.

(a)    General Rule.  Except as otherwise provided in Section 4.05(b), with respect to any Tax Return that a SpinCo has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.03 or Section 4.04, for any Pre-Deconsolidation Period or any Straddle Period (or any Tax Period beginning after the relevant Deconsolidation Date to the extent items reported on such Tax Return could reasonably be expected to affect items reported on any Tax Return that UTC has the obligation or right to prepare and file for any Pre-Deconsolidation Period or any Straddle Period), such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by such SpinCo.  Except as otherwise provided in Section 4.05(b), UTC shall prepare any Tax Return that it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.02, in accordance with reasonable Tax accounting practices selected by UTC.

(b)    Reporting of Transactions. Except to the extent otherwise required (x) by a change in applicable law or (y) as a result of a Final Determination, (i) none of UTC, Carrier, or Otis shall (and shall not permit or cause any member of its respective Group to) take any position that is inconsistent with the treatment of (A) any External Separation Transaction, any Internal Distribution, or any Internal Separation Transaction, in each case, as having U.S. Tax-Free Status (or analogous status under state or local law) or (B) any Foreign Separation intended to have Foreign Tax-Free Status as having such status, and (ii) no SpinCo shall (and shall not permit or cause any member of the relevant SpinCo Group to) take any position with respect to any material item of income, deduction, gain, loss, or credit on a Tax Return, or otherwise treat such item in a manner that is inconsistent with the manner such item is reported on a Tax Return required to be prepared or filed by UTC pursuant to Section 4.02 (including, without limitation, the claiming of a deduction previously claimed on any such Tax Return); provided, however, that, notwithstanding anything to the contrary herein, (1) if UTC determines that (x) notwithstanding the receipt of the Tax Opinion/Ruling with respect to the Carrier Foreign Distribution and the Otis Foreign Distribution, either or both of the Carrier Foreign Distribution and the Otis Foreign Distribution do not qualify for Foreign Tax-Free Status, or (y) there has been a change in relevant facts after the Deconsolidation Date as a result of which (I) any External Separation Transaction, any Internal Distribution, or any Internal Separation

Transaction does not qualify for U.S. Tax-Free Status or (II) any Foreign Separation intended to have Foreign Tax-Free Status does not qualify for such status, then (2) UTC shall promptly notify Carrier and Otis in writing and, following such notice, each of the Parties shall report the Carrier Foreign Distribution and/or the Otis Foreign Distribution or such External Separation Transaction, Internal Distribution, Internal Separation Transaction, or Foreign Separation, as applicable, in the manner set forth in such notice (and shall not be permitted to take positions inconsistent with such notice).

Section 4.06          Consolidated or Combined Tax Returns.  Each SpinCo will elect and join, and will cause its respective Affiliates to elect and join, in filing any UTC State Combined Income Tax Returns and any Joint Returns that UTC determines are required to be filed or that UTC chooses to file pursuant to Section 4.02(b).  With respect to any Tax Return relating to any Tax Period (or portion thereof) ending on or prior to the Carrier Distribution Date, which Tax Return otherwise would be a Carrier Separate Return, Carrier will elect and join, and will cause its respective Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar joint Tax Returns, to the extent each entity is eligible to join in such Tax Returns, upon UTC’s request.  With respect to any Tax Return relating to any Tax Period (or portion thereof) ending on or prior to the Otis Distribution Date, which Tax Return otherwise would be an Otis Separate Return, Otis will elect and join, and will cause its respective Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar joint Tax Returns, to the extent each entity is eligible to join in such Tax Returns, upon UTC’s request.  In the event that, following the Carrier Distribution Date or the Otis Distribution Date, as applicable, UTC or a member of the UTC Group makes a Tax election with respect to a UTC Foreign Combined Income Tax Return and determines that the making of such Tax election would have a material impact on the Tax liability or Tax attributes of any member of the Carrier Group or the Otis Group, as applicable, in a Tax Period ending after the relevant Distribution Date, UTC shall provide written notice of such determination to the relevant SpinCo Group within a reasonable period of time following such determination.

Section 4.07          Right to Review Tax Returns.

(a)   General.  The Company that has responsibility for preparing and filing any material Tax Return under this Agreement shall make such Tax Return (or the relevant portions thereof) and related workpapers available for review by the other Company or Companies, as applicable, if requested, to the extent the requesting party (i) is or would reasonably be expected to be liable for Taxes reflected on such Tax Return, (ii) is or would reasonably be expected to be liable for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return, (iii) has or would reasonably be expected to have a claim for Tax Benefits under this Agreement in respect of items reflected on such Tax Return, or (iv) reasonably requires such documents to confirm compliance with the terms of this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, UTC shall not be required to make any UTC Federal Consolidated Income Tax Return available for review by any other Company.  The Company that has responsibility for preparing and filing such Tax Return under this Agreement shall use reasonable efforts to make such Tax Return (or the relevant portions thereof) and related workpapers available for review as required under this paragraph sufficiently in advance of the due date for filing of such Tax Return to provide the requesting Party (or Parties) with a meaningful opportunity to review and comment on such Tax Return and shall consider such comments in good faith.  The relevant Companies shall attempt in good faith to resolve any material disagreement arising out of the review of such Tax Return and, failing such resolution, any material disagreement shall be resolved in accordance with the provisions of Section 14 as promptly as practicable.

(b)    Execution of Returns Prepared by Other Party.  In the case of any Tax Return that is required to be prepared by one Company under this Agreement and that is required by law to be signed by another Company (or by its authorized representative), the Company that is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement unless there is at least a “reasonable basis” (or comparable standard under state, local or foreign law) for the Tax treatment of each material item reported on the Tax Return.

Section 4.08          SpinCo Carrybacks and Claims for Refund.

(a)    Carrier hereby agrees that, unless UTC consents in writing, (i) no Adjustment Request with respect to any Joint Return shall be filed, and (ii) any available elections to waive the right to claim in any Carrier Pre-Deconsolidation Period with respect to any Joint Return any Carrier Carryback arising in a Carrier Post-Deconsolidation Period shall be made, and no affirmative election shall be made to claim any such Carrier Carryback; provided, however, that the Parties agree that any such Adjustment Request shall be made with respect to any Carrier Carryback related to Federal or State Income Taxes, upon the reasonable request of Carrier, if (x) such Carrier Carryback is necessary to prevent the loss of the Federal and/or State Income Tax Benefit of such Carrier Carryback (including, but not limited to, an Adjustment Request with respect to a Carrier Carryback of a federal or state capital loss arising in a Carrier Post-Deconsolidation Period to a Carrier Pre-Deconsolidation Period) and (y) such Adjustment Request will cause no Tax detriment to UTC, the UTC Group or any member of the UTC Group.  Any Adjustment Request to which UTC consents under this Section 4.08(a) shall be prepared and filed by the Responsible Company with respect to the Tax Return to be adjusted.

(b)    Otis hereby agrees that, unless UTC consents in writing, (i) no Adjustment Request with respect to any Joint Return shall be filed, and (ii) any available elections to waive the right to claim in any Otis Pre-Deconsolidation Period with respect to any Joint Return any Otis Carryback arising in an Otis Post-Deconsolidation Period shall be made, and no affirmative election shall be made to claim any such Otis Carryback; provided, however, that the Parties agree that any such Adjustment Request shall be made with respect to any Otis Carryback related to Federal or State Income Taxes, upon the reasonable request of Otis, if (x) such Otis Carryback is necessary to prevent the loss of the Federal and/or State Income Tax Benefit of such Otis Carryback (including, but not limited to, an Adjustment Request with respect to an Otis Carryback of a federal or state capital loss arising in an Otis Post-Deconsolidation Period to an Otis Pre-Deconsolidation Period) and (y) such Adjustment Request will cause no Tax detriment to UTC, the UTC Group or any member of the UTC Group.  Any Adjustment Request to which UTC consents under this Section 4.08(b) shall be prepared and filed by the Responsible Company with respect to the Tax Return to be adjusted.

Section 4.09          Apportionment of Earnings and Profits and Tax Attributes.

(a)    If the UTC Affiliated Group has a Tax Attribute, the portion, if any, of such Tax Attribute apportioned to a SpinCo or any member of a SpinCo Group and treated as a carryover to the first Post-Deconsolidation Period of such SpinCo (or such member) shall be determined by UTC in accordance with Treasury Regulations Sections 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A.

(b)    No Tax Attribute with respect to consolidated Federal Income Tax of the UTC Affiliated Group, other than those described in Section 4.09(a), and no Tax Attribute with respect to any consolidated, combined or unitary State or Foreign Income Tax, in each case, arising in respect of a Joint Return shall be apportioned to any SpinCo or any member of any SpinCo Group, except as UTC (or such member of the UTC Group as UTC shall designate) determines is otherwise required under applicable law.

(c)    UTC shall use commercially reasonable efforts to determine or cause its designee to determine the portion, if any, of any Tax Attribute that must (absent a Final Determination to the contrary) be apportioned to a SpinCo or any member of a SpinCo Group in accordance with this Section 4.09 and applicable law and the amount of Tax basis and earnings and profits (including, for the avoidance of doubt, PTEP) to be apportioned to a SpinCo or any member of a SpinCo Group in accordance with this Section 4.09 and applicable law, and shall provide written notice of the calculation thereof to such SpinCo as soon as reasonably practicable after UTC or its designee prepares such calculation.  For the absence of doubt, UTC shall not be liable to any SpinCo or any member of any SpinCo Group for any failure of any determination under this Section 4.09 to be accurate or sustained under applicable law, including as the result of any Final Determination.

(d)   Any written notice delivered by UTC pursuant to Section 4.09(c) shall be binding on the relevant SpinCo and each member of the relevant SpinCo Group and shall not be subject to dispute resolution; provided that UTC shall consider in good faith any reasonable comments the relevant SpinCo may timely provide with respect to such written notice.  Except to the extent otherwise required by a change in applicable law or pursuant to a Final Determination, no SpinCo shall take any position (whether on a Tax Return or otherwise) that is inconsistent with the information contained in any such written notice.

Section 4.10          Gain Recognition Agreements. Each SpinCo shall, and shall cause its applicable domestic subsidiaries to, enter into a new “gain recognition agreement” within the meaning of Treasury Regulations Section 1.367(a)-8(b)(1)(iv) and (c)(5) with respect to each of the transfers notified in writing by UTC to such SpinCo within 180 days following the relevant Distribution Date in order to avoid the occurrence of any “triggering event” within the meaning of Treasury Regulations Section 1.367(a)-8(j) that would otherwise occur as a result of the Transactions.

Section 4.11          Transfer Pricing.  If, as the result of any Final Determination relating to intercompany transfer pricing with respect to any item or items reflected on any Income Tax Return of a member of any Company Group for a Pre-Deconsolidation Period, there is an increase in Income Taxes payable for such Tax Period by any member of such Company Group, then, upon the reasonable written request of, and at the expense of, the relevant Company, the other Companies, as relevant, shall (and shall cause their respective Affiliates to) amend any Tax Returns of any member of such other Company Group(s), as applicable, to the extent such amendment would result in a corresponding or correlative reduction in Taxes otherwise payable by a member of such other Company Group(s) and shall promptly pay over any Tax Benefit actually realized in cash as a result of such amendment (determined on a “with or without” basis); provided, however, that no Company (or any Affiliates of any Company) shall (a) have any obligation to amend any Tax Return pursuant to this Section 4.11 to the extent doing so would have an adverse effect on such Company or any of its Affiliates that is material or (b) be obligated to make a payment otherwise required pursuant to this Section 4.11 to the extent making such payment would place such Company (or any of its Affiliates) in a less favorable net after-Tax position than such Company (or such Affiliate) would have been in if the relevant Tax Benefit had not been realized.  If a Company or one of its Affiliates pays over any amount pursuant to the preceding sentence and such Tax Benefit is subsequently disallowed or adjusted, the Parties shall promptly make appropriate payments (including in respect of any interest paid or imposed by any Tax Authority) to reflect such disallowance or adjustment.

Section 5.          Tax Payments.

Section 5.01          Payment of Taxes with Respect to Tax Returns.  Subject to Section 5.02, (a) the Responsible Company with respect to any Tax Return shall pay any Tax required to be paid to the applicable Tax Authority on or before the relevant Payment Date, and (b) in the case of any adjustment pursuant to a Final Determination with respect to any Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due (taking into account any automatic or validly elected extensions, deferrals or postponements) any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to a Final Determination.

Section 5.02          Indemnification Payments.

(a)    If any Company (the “Payor”) is required pursuant to Section 5.01 (or otherwise under applicable Tax Law) to pay to a Tax Authority a Tax for which another Company (the “Required Party”) is liable, in whole or in part, under this Agreement (including, for the avoidance of doubt, any administrative or judicial deposit required to be paid by the Payor to a Tax Authority or other Governmental Authority to pursue any Tax Contest, to the extent the Required Party would be liable under this Agreement for any Tax resulting from such Tax Contest), the Required Party shall reimburse the Payor within 15 days of delivery by the Payor to the Required Party of an invoice (which invoice shall not be delivered prior to the due date for payment of such Tax to the applicable Tax Authority, taking into account any automatic or validly elected extensions, deferrals or postponements) for the amount due from the Required Party, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto.  If the amount to be paid by the Required Party pursuant to this Section 5.02 is in respect of any Tax in excess of $25 million required to be paid by the Payor to a single Tax Authority on or prior to a single due date (taking into account any automatic or validly elected extensions, deferrals or postponements), then the Required Party shall pay the Payor such amount no later than the later of (i) seven business days after delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by a statement detailing the Taxes required to be paid and describing in reasonable detail the particulars relating thereto and (ii) three business days prior to the due date for the payment of such Tax (taking into account any automatic or validly elected extensions, deferrals or postponements).

(b)    All indemnification payments under this Agreement shall be made by UTC directly to Carrier and/or Otis, by Carrier directly to UTC and/or Otis, and by Otis directly to UTC and/or Carrier; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, (i) any member of the UTC Group, on the one hand, may make such indemnification payment to any member of the relevant SpinCo Group, on the other hand, (ii) any member of the Carrier Group, on the one hand, may make such indemnification payment to any member of the UTC Group or the Otis Group, as applicable, on the other hand, and (iii) any member of the Otis Group, on the one hand, may make such indemnification payment to any member of the UTC Group or the Carrier Group, as applicable, on the other hand.

Section 6.          Tax Benefits.

Section 6.01          Tax Benefits.

(a)    Except as set forth below, (i) UTC shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of (A) Income Taxes and Other Taxes for which UTC is liable hereunder and (B) Foreign Income Taxes reported on any Tax Return for a Tax Period ending on or prior to (or including) the relevant Deconsolidation Date to the extent such refund results in a disallowance or adjustment of any foreign Tax credit claimed by the UTC Group (and any interest payable to the applicable Tax Authority as a result of such disallowance or adjustment), (ii) Carrier shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which Carrier is liable hereunder, (iii) Otis shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which Otis is liable hereunder, and (iv) a Company receiving a refund to which another Company is entitled hereunder in whole or in part shall pay over such refund (or portion thereof) to such other Company within 30 days after such refund is received; it being understood that, with respect to any refund (or any interest thereon received from the applicable Tax Authority) of Shared Taxes or Taxes for which more than one Company is liable under Section 2.02(a)(iii) or Section 7.05(c)(i), each Company shall be entitled to the portion of such refund (or interest thereon) that reflects its proportionate liability for such Taxes.

(b)    If (i) (A) a member of the Carrier Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination or reporting required by clause (x) or clause (y) of Section 4.05(b), in each case, that increases Taxes for which a member of the UTC Group or Otis Group is liable hereunder (or reduces any Tax Attribute of a member of the UTC Group or Otis Group) and such Tax Benefit would not have arisen but for such adjustment or reporting (determined on a “with and without” basis), (B) a member of the Otis Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination or reporting required by clause (x) or clause (y) of Section 4.05(b), in each case, that increases Taxes for which a member of the UTC Group or Carrier Group is liable hereunder (or reduces any Tax Attribute of a member of the UTC Group or Carrier Group) and such Tax Benefit would not have arisen but for such adjustment or reporting (determined on a “with and without” basis), or (C) a member of the UTC Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination or reporting required by clause (x) or clause (y) of Section 4.05(b), in each case, that increases Taxes for which a member of any SpinCo Group is liable hereunder (or reduces any Tax Attribute of a member of any SpinCo Group) and such Tax Benefit would not have arisen but for such adjustment or reporting (determined on a “with and without” basis), and (ii) the aggregate Tax Benefit realized or realizable by such member of such SpinCo Group or such member of the UTC Group, as applicable, as a result of such adjustment or reporting would reasonably be expected to exceed $5 million, then, such SpinCo or UTC, as the case may be, shall make a payment to UTC, Otis, or Carrier, as appropriate, within 30 days following such actual realization of the Tax Benefit, in an amount equal to such Tax Benefit actually realized in cash (including any Tax Benefit actually realized as a result of the payment); provided, however, that no Company (or any Affiliates of any Company) shall be obligated to make a payment otherwise required pursuant to this Section 6.01(b) to the extent making such payment would place such Company (or any of its Affiliates) in a less favorable net after-Tax position than such Company (or such Affiliate) would have been in if the relevant Tax Benefit had not been realized.  If a Company or one of its Affiliates pays over any amount pursuant to the preceding sentence and such Tax Benefit is subsequently disallowed or adjusted, the Parties shall promptly make appropriate payments (including in respect of any interest paid or imposed by any Tax Authority) to reflect such disallowance or adjustment.

(c)    No later than 30 days after a Tax Benefit described in Section 6.01(b) is actually realized in cash by a member of the UTC Group or a member of a SpinCo Group, UTC (if a member of the UTC Group actually realizes such Tax Benefit) or such SpinCo (if a member of a SpinCo Group actually realizes such Tax Benefit) shall provide the other Company (or Companies) with a written calculation of the amount payable to such other Company (or Companies) by UTC or such SpinCo pursuant to this Section 6.  In the event that UTC or any SpinCo disagrees with any such calculation described in this Section 6.01(c), UTC or such SpinCo shall so notify the other Company (or Companies) in writing within 30 days of receiving the written calculation set forth above in this Section 6.01(c).  UTC, Carrier, and/or Otis, as applicable, shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Section 6 shall be determined in accordance with the provisions of Section 14 as promptly as practicable.

(d)    Carrier shall be entitled to any refund that is attributable to, and would not have arisen but for, a Carrier Carryback pursuant to the proviso set forth in Section 4.08(a); provided, however, that Carrier shall indemnify and hold the members of the UTC Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Carrier Carryback, including (but not limited to) the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the UTC Group or an Affiliate thereof if (x) such Tax Attributes expire unutilized, but would have been utilized but for such Carrier Carryback, or (y) the use of such Tax Attributes is postponed to a later Tax Period than the Tax Period in which such Tax Attributes would have been utilized but for such Carrier Carryback.  Any such payment of such refund made by UTC to Carrier pursuant to this Section 6.01(d) shall be recalculated in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of a UTC Group Tax Attribute to a Tax Period in respect of which such refund is received) that would affect the amount to which Carrier is entitled, and an appropriate adjusting payment shall be made by Carrier to UTC such that the aggregate amount paid pursuant to this Section 6.01(d) equals such recalculated amount.

(e)    Otis shall be entitled to any refund that is attributable to, and would not have arisen but for, an Otis Carryback pursuant to the proviso set forth in Section 4.08(b); provided, however, that Otis shall indemnify and hold the members of the UTC Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Otis Carryback, including (but not limited to) the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the UTC Group or an Affiliate thereof if (x) such Tax Attributes expire unutilized, but would have been utilized but for such Otis Carryback, or (y) the use of such Tax Attributes is postponed to a later Tax Period than the Tax Period in which such Tax Attributes would have been utilized but for such Otis Carryback.  Any such payment of such refund made by UTC to Otis pursuant to this Section 6.01(e) shall be recalculated in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of a UTC Group Tax Attribute to a Tax Period in respect of which such refund is received) that would affect the amount to which Otis is entitled, and an appropriate adjusting payment shall be made by Otis to UTC such that the aggregate amount paid pursuant to this Section 6.01(e) equals such recalculated amount.

Section 6.02          UTC, Carrier, and Otis Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation.

(a)   Allocation of Deductions.  To the extent permitted by applicable law, Income Tax deductions arising by reason of exercises of options or vesting or settlement of stock appreciation rights, restricted stock units, performance stock units, or deferred stock units, in each case, following the relevant Distribution, with respect to UTC stock, Carrier stock, or Otis stock (such options, stock appreciation rights, restricted stock units, performance stock units, and deferred stock units, collectively, “Compensatory Equity Interests”) held by any Person shall be claimed (i) in the case of a UTC Group Employee or Former UTC Group Employee, solely by the UTC Group, (ii) in the case of a Carrier Group Employee or Former Carrier Group Employee, solely by the Carrier Group, (iii) in the case of an Otis Group Employee or Former Otis Group Employee, solely by the Otis Group, and (iv) in the case of a non-employee director, by the Company for which the director serves as a director following the Distributions (provided, that in the case of any director who serves on the board of directors of two or more of UTC, Carrier, or Otis, each Company shall be entitled only to the deductions arising in respect of its own stock or equity awards).

(b)   Withholding and Reporting.  Tax reporting and withholding with respect to Compensatory Equity Interests shall be governed by Section 4.02(i) of the Employee Matters Agreement.

Section 7.           Tax-Free Status.

Section 7.01          Representations.

(a)    Each of UTC, Carrier, and Otis hereby represents and warrants that (i) it has reviewed each Ruling Request, the Representation Letters, and the Tax Opinions/Rulings and (ii) subject to any qualifications therein, all information, representations and covenants contained therein that relate to such Company or any member of its Group are true, correct and complete.

(b)    Each of Carrier and Otis hereby represents and warrants that it has no plan or intention of taking any action, or failing to take any action (or causing or permitting any member of its Group to take or fail to take any action), that could reasonably be expected to cause any representation or factual statement made in this Agreement, the Separation and Distribution Agreement, any Representation Letters, the Ruling Request, any of the Ancillary Agreements, or any of the Tax Opinions/Rulings to be untrue.

(c) Each of Carrier and Otis hereby represents and warrants (solely with respect to itself) that, during the two-year period ending on the Carrier Distribution Date or the Otis Distribution Date, as applicable, there was no “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the Carrier Group or the Otis Group, as applicable, or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding an acquisition of all or a significant portion of the Carrier Capital Stock (or the Capital Stock of any member of the Carrier Group that was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in any Internal Distribution or any predecessor of Carrier or such member of the Carrier Group) or the Otis Capital Stock (or the Capital Stock of any member of the Otis Group that was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in any Internal Distribution or any predecessor of Otis or such member of the Otis Group), as applicable; provided, however, that no representation is made regarding the absence of any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations 1.355-7(h)) by any one or more officers or directors of UTC (or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors) who are not officers or directors of Carrier or Otis, as applicable.

Section 7.02          Restrictions on Carrier and Otis.

(a)    Each of Carrier and Otis agrees that it will not take or fail to take, and will not cause or permit any of its respective Affiliates to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in this Agreement, the Separation and Distribution Agreement, any of the Ancillary Agreements, any Representation Letters, any Ruling Request, or any Tax Opinion/Ruling.  Each of Carrier and Otis agrees that it will not take or fail to take, and will not cause or permit any of its respective Affiliates to take or fail to take, any action where such action or failure to act would, or could reasonably be expected to, prevent U.S. Tax-Free Status or Foreign Tax-Free Status.

(b)    Carrier agrees that, from the date hereof until the first day after the Restriction Period, it will (and will cause its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) to) (i) maintain the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations promulgated thereunder) of the Carrier Active Trade or Business and (ii) not engage in any transaction that would result in it ceasing to be engaged in the Carrier Active

Trade or Business for purposes of Section 355(b)(2) of the Code.  Carrier further agrees that, from the date hereof until the first day after the Restriction Period, it will cause each member of the Carrier Group that was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in any Internal Distribution (and such member’s “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code)) to (x) maintain the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations promulgated thereunder) of the trade or business(es) relied upon to satisfy Section 355(b) of the Code with respect to the relevant Internal Distribution (as described in the IRS Ruling Request, relevant Representation Letters, and/or relevant Tax Opinion/Ruling), as conducted immediately prior to the relevant Internal Distribution and (y) not engage in any transaction that would result in such member ceasing to be engaged in the active conduct of such trade or business for purposes of Section 355(b)(2) of the Code.

(c)    Otis agrees that, from the date hereof until the first day after the Restriction Period, it will (and will cause its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) to) (i) maintain the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations promulgated thereunder) of the Otis Active Trade or Business and (ii) not engage in any transaction that would result in it ceasing to be engaged in the Otis Active Trade or Business for purposes of Section 355(b)(2) of the Code.  Otis further agrees that, from the date hereof until the first day after the Restriction Period, it will cause each member of the Otis Group that was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in any Internal Distribution (and such member’s “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code)) to (x) maintain the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations promulgated thereunder) of the trade or business(es) relied upon to satisfy Section 355(b) of the Code with respect to the relevant Internal Distribution (as described in the IRS Ruling Request, relevant Representation Letters, and/or relevant Tax Opinion/Ruling), as conducted immediately prior to the relevant Internal Distribution and (y) not engage in any transaction that would result in such member ceasing to be engaged in the active conduct of such trade or business for purposes of Section 355(b)(2) of the Code.

(d)

(i)            Carrier agrees that, from the date hereof until the first day after the Restriction Period, it will not:

 (A) enter into any Carrier Proposed Acquisition Transaction or, to the extent Carrier has the right to prohibit any Carrier Proposed Acquisition Transaction, permit any Carrier Proposed Acquisition Transaction to occur (whether by (1) redeeming rights under a shareholder rights plan, (2) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Carrier Proposed Acquisition Transaction, or (3) approving any Carrier Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of Carrier’s charter or bylaws or otherwise),

(B) merge or consolidate with any other Person or liquidate or partially liquidate,

(C) in a single transaction or series of transactions (1) sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to Carrier pursuant to the Carrier Contribution, (2) sell or transfer to any Person that is not a member of Carrier’s “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) 30% or more of the gross assets of the Carrier Active Trade or Business, or (3) sell or transfer 30% or more of the consolidated gross assets of Carrier and its Affiliates,

(D) redeem or otherwise repurchase (directly or through a Carrier Affiliate) any Carrier Capital Stock, or rights to acquire Carrier Capital Stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment by Revenue Procedure 2003-48),

(E)   amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Carrier Capital Stock (including, without limitation, through the conversion of one class of Carrier Capital Stock into another class of Carrier Capital Stock),

(F) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation or covenant made in any Representation Letters, any Ruling Request, or any Tax Opinion/Ruling) that, in the aggregate (and taking into account any other transactions described in this subparagraph (d)), would be reasonably likely to have the effect of causing or permitting one or more persons to acquire, directly or indirectly, Capital Stock representing a Fifty-Percent or Greater Interest in Carrier or otherwise jeopardize the U.S. Tax‑Free Status of the Carrier Distribution, the Otis Distribution, or any Internal Distribution, or

(G)  cause or permit any member of the Carrier Group that was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in any Internal Distribution to take any action or enter into any transaction described in the preceding clauses (B), (C), (D), (E) or (F) (substituting references therein to “Carrier”, the “Carrier Contribution,” the “Carrier Active Trade or Business” and “Carrier Capital Stock” with references to the relevant corporation, the transfer of assets to such corporation pursuant to the Transactions, the active conduct of the trade or business(es) relied upon with respect to such Internal Distribution (as described in the IRS Ruling Request, relevant Representation Letters, and/or relevant Tax Opinion/Ruling) for purposes of Section 355(b)(2) of the Code, and the Capital Stock of such corporation), unless, in each case, prior to taking any such action set forth in the foregoing clauses (A) through (G), (x) Carrier shall have requested that UTC obtain a private letter ruling (or, if applicable, a supplemental private letter ruling) from the IRS and/or any other applicable Tax Authority in accordance with Section 7.04(b) and (d) to the effect that such transaction will not affect the U.S. Tax-Free Status of any External Separation Transaction or any Internal Distribution, and UTC shall have received such a private letter ruling in form and substance satisfactory to UTC in its discretion (and in determining whether a private letter ruling is satisfactory, UTC may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such private letter ruling), (y) Carrier shall have provided UTC with an Unqualified Tax Opinion in form and substance satisfactory to UTC in its discretion (and in determining whether an opinion is satisfactory, UTC may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion) or (z) UTC shall have waived the requirement to obtain such private letter ruling or Unqualified Tax Opinion.

(ii)          Otis agrees that, from the date hereof until the first day after the Restriction Period, it will not:

(A)  enter into any Otis Proposed Acquisition Transaction or, to the extent Otis has the right to prohibit any Otis Proposed Acquisition Transaction, permit any Otis Proposed Acquisition Transaction to occur (whether by (1) redeeming rights under a shareholder rights plan, (2) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Otis Proposed Acquisition Transaction, or (3) approving any Otis Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of Otis’s charter or bylaws or otherwise),

(B)  merge or consolidate with any other Person or liquidate or partially liquidate,

(C)  in a single transaction or series of transactions (1) sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to Otis pursuant to the Otis Contribution, (2) sell or transfer to any Person that is not a member of Otis’s “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) 30% or more of the gross assets of the Otis Active Trade or Business, or (3) sell or transfer 30% or more of the consolidated gross assets of Otis and its Affiliates,

(D)  redeem or otherwise repurchase (directly or through an Otis Affiliate) any Otis Capital Stock, or rights to acquire Otis Capital Stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment by Revenue Procedure 2003-48),

(E)   amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Otis Capital Stock (including, without limitation, through the conversion of one class of Otis Capital Stock into another class of Otis Capital Stock),

(F)   take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation or covenant made in any Representation Letters, any Ruling Request, or any Tax Opinion/Ruling) that, in the aggregate (and taking into account any other transactions described in this subparagraph (d)), would be reasonably likely to have the effect of causing or permitting one or more persons to acquire, directly or indirectly, Capital Stock representing a Fifty-Percent or Greater Interest in Otis or otherwise jeopardize the U.S. Tax‑Free Status of the Carrier Distribution, the Otis Distribution, or any Internal Distribution, or

(G)  cause or permit any member of the Otis Group that was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in any Internal Distribution to take any action or enter into any transaction described in the preceding clauses (B), (C), (D), (E) or (F) (substituting references therein to “Otis”, the “Otis Contribution,” the “Otis Active Trade or Business” and “Otis Capital Stock” with references to the relevant corporation, the transfer of assets to such corporation pursuant to the Transactions, the active conduct of the trade or business(es) relied upon with respect to such Internal Distribution (as described in the IRS Ruling Request, relevant Representation Letters, and/or relevant Tax Opinion/Ruling)for purposes of Section 355(b)(2) of the Code, and the Capital Stock of such corporation), unless, in each case, prior to taking any such action set forth in the foregoing clauses (A) through (G), (x) Otis shall have requested that UTC obtain a private letter ruling (or, if applicable, a supplemental private letter ruling) from the IRS and/or any other applicable Tax Authority in accordance with Section 7.04(b) and (d) to the effect that such transaction will not affect the U.S. Tax-Free Status of any External Separation Transaction or any Internal Distribution, and UTC shall have received such a private letter ruling in form and substance satisfactory to UTC in its discretion (and in determining whether a private letter ruling is satisfactory, UTC may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such private letter ruling), (y) Otis shall have provided UTC with an Unqualified Tax Opinion in form and substance satisfactory to UTC in its discretion (and in determining whether an opinion is satisfactory, UTC may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion) or (z) UTC shall have waived the requirement to obtain such private letter ruling or Unqualified Tax Opinion.

(iii)         Carrier agrees that, from the date hereof until the first day after the Restriction Period, unless UTC consents in writing, it will not (and will not cause or permit any of its Affiliates to) (A) cease to control Carrier Foreign SpinCo or Carrier Foreign SpinCo Holdings, (B) dispose of any shares of Carrier Foreign SpinCo or Carrier Foreign SpinCo Holdings that were held at the time of the Carrier Foreign Distribution by Carrier or any of its Affiliates, (C) sell, transfer, or otherwise dispose of any assets, or otherwise take any action, in each case, that would be intended, or would reasonably be expected, to result in the shares of either (1) Carrier Foreign SpinCo or (2) Carrier Foreign SpinCo Holdings having a value greater than 10% of the total value of the shares of Carrier, or (D) take any action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation or covenant made in any Representation Letters, any Ruling Request, or any Tax Opinion/Ruling) that, in the aggregate, would be reasonably likely to jeopardize the Foreign Tax‑Free Status of the Carrier Foreign Distribution.  For the avoidance of doubt, this Section 7.02(d)(iii) shall be interpreted in a manner consistent with the Income Tax Act (Canada).

(iv)          Otis agrees that, from the date hereof until the first day after the Restriction Period, unless UTC consents in writing, it will not (and will not cause or permit any of its Affiliates to) (A) cease to control Otis Foreign SpinCo or Otis Foreign SpinCo Holdings, (B) dispose of any shares of Otis Foreign SpinCo or Otis Foreign SpinCo Holdings that were held at the time of the Otis Foreign Distribution by Otis or any of its Affiliates, (C) sell, transfer, or otherwise dispose of any assets, or otherwise take any action, in each case, that would be intended, or would reasonably be expected, to result in the shares of either (1) Otis Foreign SpinCo or (2) Otis Foreign SpinCo Holdings having a value greater than 10% of the total value of the shares of Otis, or (D) take any action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation or covenant made in any Representation Letters, any Ruling Request, or any Tax Opinion/Ruling) that, in the aggregate, would be reasonably likely to jeopardize the Foreign Tax‑Free Status of the Otis Foreign Distribution.  For the avoidance of doubt, this Section 7.02(d)(iv) shall be interpreted in a manner consistent with the Income Tax Act (Canada).

(e)          Certain Acquisitions of Carrier Capital Stock or Otis Capital Stock.

(i)            If Carrier proposes to enter into any Section 7.02(e) Acquisition Transaction or, to the extent Carrier has the right to prohibit any Section 7.02(e) Acquisition Transaction, proposes to permit any Section 7.02(e) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first day after the Restriction Period, Carrier shall provide UTC, no later than ten days following the signing of any written agreement with respect to the Section 7.02(e) Acquisition Transaction, with a written description of such transaction (including the type and amount of Carrier Capital Stock to be issued in such transaction) and a certificate of the Chief Financial Officer of Carrier to the effect that the Section 7.02(e) Acquisition Transaction is not a Carrier Proposed Acquisition Transaction or any other transaction to which the requirements of Section 7.02(d)(i) apply (a “Carrier CFO Certificate”).

(ii)           If Otis proposes to enter into any Section 7.02(e) Acquisition Transaction or, to the extent Otis has the right to prohibit any Section 7.02(e) Acquisition Transaction, proposes to permit any Section 7.02(e) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first day after the Restriction Period, Otis shall provide UTC, no later than ten days following the signing of any written agreement with respect to the Section 7.02(e) Acquisition Transaction, with a written description of such transaction (including the type and amount of Otis Capital Stock to be issued in such transaction) and a certificate of the Chief Financial Officer of Otis to the effect that the

Section 7.02(e) Acquisition Transaction is not an Otis Proposed Acquisition Transaction or any other transaction to which the requirements of Section 7.02(d)(ii) apply (an “Otis CFO Certificate”).

Section 7.03          Restrictions on UTC.  UTC agrees that it will not take or fail to take, or cause or permit any member of the UTC Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in this Agreement, the Separation and Distribution Agreement, any of the Ancillary Agreements, any Representation Letters, any Ruling Request, or any Tax Opinion/Ruling.  UTC agrees that it will not take or fail to take, or cause or permit any member of the UTC Group to take or fail to take, any action where such action or failure to act would or could reasonably be expected to prevent U.S. Tax-Free Status or Foreign Tax-Free Status.

Section 7.04          Procedures Regarding Opinions and Rulings.

(a)    If any SpinCo (such SpinCo, the “Requesting SpinCo”) notifies UTC that it desires to take one of the actions described in clauses (A) through (G) of Section 7.02(d)(i) or (ii), as applicable (a “Notified Action”), UTC and the Requesting SpinCo shall reasonably cooperate to attempt to obtain the private letter ruling or Unqualified Tax Opinion referred to in Section 7.02(d)(i) or (ii), as applicable, unless UTC shall have waived the requirement to obtain such private letter ruling or Unqualified Tax Opinion.

(b)    Rulings or Unqualified Tax Opinions at SpinCo’s Request.  At the reasonable request of the Requesting SpinCo pursuant to Section 7.02(d)(i) or (ii), as applicable, UTC shall cooperate with the Requesting SpinCo and use commercially reasonable efforts to seek to obtain, as expeditiously as reasonably practicable, a private letter ruling from the IRS (or if applicable, a supplemental private letter ruling) or an Unqualified Tax Opinion for the purpose of permitting the Requesting SpinCo to take the Notified Action.  Further, in no event shall UTC be required to file any request for a private letter ruling under this Section 7.04(b) unless the Requesting SpinCo represents that (i) it has reviewed the request for such private letter ruling, and (ii) all information and representations, if any, relating to any member of the relevant SpinCo Group, contained in the related documents are (subject to any qualifications therein) true, correct and complete.  The Requesting SpinCo shall reimburse UTC for all reasonable costs and expenses incurred by the UTC Group in obtaining a private letter ruling or Unqualified Tax Opinion requested by the Requesting SpinCo within 15 business days after receiving an invoice from UTC therefor.

(c)    Rulings or Tax Opinions at UTC’s Request.  UTC shall have the right to seek a private letter ruling (or other ruling) from the IRS (and/or any other applicable Tax Authority, or if applicable, a supplemental private letter ruling or other ruling) concerning any Transaction (including the impact of any transaction thereon) or an Unqualified Tax Opinion (or other opinion of a Tax Advisor with respect to any of the Transactions) at any time in its sole and absolute discretion.  If UTC determines to seek such a private letter ruling (or other ruling) or an Unqualified Tax Opinion (or other opinion), each SpinCo shall (and shall cause each of its Affiliates to) cooperate with UTC and take any and all actions reasonably requested by UTC in connection with obtaining the private letter ruling (or other ruling) or Unqualified Tax Opinion

(or other opinion) (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS (and/or any other applicable Tax Authority) or any Tax Advisor; provided, that no SpinCo shall be required to make (or cause any of its Affiliate to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).  UTC, Carrier, and Otis shall each bear its own costs and expenses in obtaining such a private letter ruling (or other ruling) or an Unqualified Tax Opinion (or other opinion) requested by UTC.

(d)    Ruling Process Control.  Each of Carrier and Otis hereby agrees that UTC shall have sole and exclusive control over the process of obtaining any private letter ruling (or other ruling), and that only UTC shall apply for such a private letter ruling (or other ruling).  In connection with obtaining a private letter ruling pursuant to Section 7.04(b), UTC shall (i) keep the Requesting SpinCo informed in a timely manner of all material actions taken or proposed to be taken by UTC in connection therewith; (ii) (A) reasonably in advance of the submission of any related private letter ruling documents provide the Requesting SpinCo with a draft copy thereof, (B) reasonably consider the Requesting SpinCo’s comments on such draft copy, and (C) provide the Requesting SpinCo with a final copy; and (iii) UTC shall provide the Requesting SpinCo with notice reasonably in advance of, and the Requesting SpinCo shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such private letter ruling.  None of Carrier, Otis, or their respective directly or indirectly controlled Affiliates shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning any Transaction that is the subject of a Tax Opinion/Ruling (including the impact of any transaction on any of the foregoing).

Section 7.05          Liability for Tax-Related Losses and Specified Income Taxes.

(a)

(i)            Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, subject to Section 7.05(c), Carrier shall be responsible for, and shall indemnify and hold harmless UTC, Otis, their respective Affiliates and each of their respective officers, directors and employees from and against, 100% of any Tax-Related Losses that are attributable to or result from any one or more of the following:  (A) the acquisition, after the Carrier Effective Time, of all or a portion of Carrier’s Capital Stock and/or its or its subsidiaries’ assets (including any Capital Stock of any member of the Carrier Group that  was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in any Internal Distribution) by any means whatsoever by any Person, (B) any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the Carrier Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding transactions or events that cause the Carrier Distribution or any Internal Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, Capital Stock of Carrier or any member of the Carrier Group that was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in any Internal Distribution, in each case, representing a

Fifty-Percent or Greater Interest therein, (C) any action or failure to act by Carrier after the Carrier Distribution (including, without limitation, any amendment to Carrier’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of Carrier Capital Stock (including, without limitation, through the conversion of one class of Carrier Capital Stock into another class of Carrier Capital Stock), (D) any act or failure to act by Carrier or any Carrier Affiliate described in Section 7.02 (regardless whether such act or failure to act is covered by a private letter ruling, Unqualified Tax Opinion or waiver described in clause (x), (y) or (z) of Section 7.02(d)(i) or in a Carrier CFO Certificate described in Section 7.02(e)(i)), or (E) any breach by Carrier of its agreement and representations set forth in Section 7.01 (other than Section 7.01(a)).

(ii)           Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, subject to Section 7.05(c), Otis shall be responsible for, and shall indemnify and hold harmless UTC, Carrier, their respective Affiliates and each of their respective officers, directors and employees from and against, 100% of any Tax-Related Losses that are attributable to or result from any one or more of the following:  (A) the acquisition, after the Otis Effective Time, of all or a portion of Otis’s Capital Stock and/or its or its subsidiaries’ assets (including any Capital Stock of any member of the Otis Group that  was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in any Internal Distribution) by any means whatsoever by any Person, (B) any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the Otis Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding transactions or events that cause the Otis Distribution or any Internal Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, Capital Stock of Otis or any member of the Otis Group that was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in any Internal Distribution, in each case, representing a Fifty-Percent or Greater Interest therein, (C) any action or failure to act by Otis after the Otis Distribution (including, without limitation, any amendment to Otis’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of Otis Capital Stock (including, without limitation, through the conversion of one class of Otis Capital Stock into another class of Otis Capital Stock), (D) any act or failure to act by Otis or any Otis Affiliate described in Section 7.02 (regardless whether such act or failure to act is covered by a private letter ruling, Unqualified Tax Opinion or waiver described in clause (x), (y) or (z) of Section 7.02(d)(ii) or in an Otis CFO Certificate described in Section 7.02(e)(ii)), or (E) any breach by Otis of its agreement and representations set forth in Section 7.01 (other than Section 7.01(a)).

(b)          Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, subject to Section 7.05(c), UTC shall be responsible for, and shall indemnify and hold harmless Carrier, Otis, their respective Affiliates and each of their respective officers, directors and employees from and against, 100% of any Tax-Related Losses that are attributable to, or result from any one or more of the following:  (i) the acquisition, after the relevant Effective Time, of all or a portion of UTC’s Capital Stock and/or its or its subsidiaries’ assets (including any Capital Stock of any member of the UTC Group that was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in any Internal Distribution) by any means whatsoever by any Person, (ii) any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the UTC Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding transactions or events that cause the Carrier Distribution, the Otis Distribution, or any Internal Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, Capital Stock of UTC or any member of the UTC Group that was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in any Internal Distribution, in each case, representing a Fifty-Percent or Greater Interest therein, or (iii) any act or failure to act by UTC or a member of the UTC Group described in Section 7.03.

(c)

(i)           To the extent that any Tax-Related Loss is subject to indemnity under two or more of Sections 7.05(a)(i), (a)(ii), and (b), responsibility for such Tax-Related Loss shall be shared by Carrier, Otis, and/or UTC, as applicable, according to relative fault.

(ii)           Notwithstanding anything in Section 7.05(b) or (c)(i) or any other provision of this Agreement or the Separation and Distribution Agreement to the contrary:

(A)  with respect to (1) any Tax-Related Loss resulting from the application of Section 355(e) or Section 355(f) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in UTC or any member of the UTC Group that was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in any Internal Distribution) and (2) any other Tax-Related Loss, in each case, resulting, in whole or in part, from an acquisition after the Carrier Distribution of any Capital Stock or assets of Carrier (or any Carrier Affiliate) by any means whatsoever by any Person or any action or failure to act by Carrier affecting the voting rights of Carrier, Carrier shall be responsible for, and shall indemnify and hold harmless UTC, Otis, their respective Affiliates, and each of their respective officers, directors and employees from and against, 100% of such Tax-Related Loss;

(B)  with respect to (1) any Tax-Related Loss resulting from the application of Section 355(e) or Section 355(f) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in UTC or any member of the UTC Group that was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in any Internal Distribution) and (2) any other Tax-Related Loss, in each case, resulting, in whole or in part, from an acquisition after the Otis Distribution of any Capital Stock or assets of Otis (or any Otis Affiliate) by any means whatsoever by any Person or any action or failure to act by Otis affecting the voting rights of Otis, Otis shall be responsible for, and shall indemnify and hold harmless UTC, Carrier, their respective Affiliates, and each of their respective officers, directors and employees from and against, 100% of such Tax-Related Loss;

(C)  for purposes of calculating the amount and timing of any Tax-Related Loss for which Carrier is responsible under this Section 7.05, Tax-Related Losses shall be calculated by assuming that UTC, the UTC Affiliated Group, each member of the UTC Group, Otis, the Otis Affiliated Group, and each member of the Otis Group (1) pay Tax at the highest marginal corporate Tax rates in effect in each relevant Tax Period and (2) have no Tax Attributes in any relevant Tax Period; and

(D)  for purposes of calculating the amount and timing of any Tax-Related Loss for which Otis is responsible under this Section 7.05, Tax-Related Losses shall be calculated by assuming that UTC, the UTC Affiliated Group, each member of the UTC Group, Carrier, the Carrier Affiliated Group, and each member of the Carrier Group (1) pay Tax at the highest marginal corporate Tax rates in effect in each relevant Tax Period and (2) have no Tax Attributes in any relevant Tax Period.

(iii)          Notwithstanding anything in Section 7.05(a) or (c)(i) or any other provision of this Agreement or the Separation and Distribution Agreement to the contrary, with respect to (A) any Tax-Related Loss resulting from the application of Section 355(e) or Section 355(f) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Carrier, Otis, or any member of either SpinCo Group that was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in any Internal Distribution) and (B) any other Tax-Related Loss, in each case, resulting, in whole or in part, from an acquisition after the Carrier Distribution or the Otis Distribution, as applicable, of any Capital Stock or assets of UTC (or any UTC Affiliate) by any means whatsoever by any Person (other than as a result of an acquisition in any Internal Distribution or Internal Separation Transaction), UTC shall be responsible for, and shall indemnify and hold harmless Carrier, Otis, their respective Affiliates and each of their respective officers, directors and employees from and against, 100% of such Tax-Related Loss.

(d)          Allocation of Certain Separation-Related Taxes.  Each of UTC, Carrier, and Otis shall be liable for, and shall indemnify and hold harmless the relevant SpinCo Group(s) and/or the UTC Group, as applicable, from and against any liability for the following amounts in the proportions set forth on Schedule 7.05(d) (the amounts described in clauses (i) and (ii), collectively, “Shared Taxes”):

(i)            Tax-Related Losses with respect to Income Taxes, except to the extent (A) such Tax is a Tax-Related Loss for which Carrier, Otis, and/or UTC is responsible pursuant to Section 7.05(a)(i), (a)(ii), or (b), respectively, or (B) UTC, Carrier, or Otis would otherwise be responsible for such amounts pursuant to Section 7.05(c); and

(ii)          any Specified Income Taxes imposed on any member of the UTC Group or any member of any SpinCo Group.

(e)          Notwithstanding any other provision of this Agreement or the Separation and Distribution Agreement to the contrary:

(i)            Carrier shall pay UTC and/or Otis, as applicable, the amount for which Carrier has an indemnification obligation under this Section 7.05:  (A) in the case of (1) Tax-Related Losses described in clause (a) of the definition of Tax-Related Losses or (2) Specified Income Taxes described in clause (a) of the definition of Specified Income Taxes, in each case, no later than the later of (x) seven business days after delivery by UTC and/or Otis, as applicable, to Carrier of an invoice for the amount of such Tax-Related Losses or Specified Income Taxes or (y) three business days prior to the date UTC or Otis, as applicable, files, or causes to be filed, the applicable Tax Return for the year of the relevant transaction, as applicable (the “UTC/Otis Filing Date”) (provided, that if such Tax-Related Losses or Specified Income Taxes arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” then Carrier shall pay UTC and/or Otis, as applicable, no later than the later of (x) seven business days after delivery by UTC and/or Otis, as applicable, to Carrier of an invoice for the amount of such Tax-Related Losses or Specified Income Taxes or (y) three business days prior to the date for making payment with respect to such Final Determination) and (B) in the case of (1) Tax-Related Losses described in clause (b) or (c) of the definition of Tax-Related Losses or (2) Specified Income Taxes described in clause (b) of the definition of Specified Income Taxes, no later than the later of (x) seven business days after delivery by UTC and/or Otis, as applicable, to Carrier of an invoice for the amount of such Tax-Related Losses or Specified Income Taxes or (y) two business days after the date UTC and/or Otis, as applicable pays such Tax-Related Losses or Specified Income Taxes.

(ii)           Otis shall pay UTC and/or Carrier, as applicable, the amount for which Otis has an indemnification obligation under this Section 7.05: (A) in the case of (1) Tax-Related Losses described in clause (a) of the definition of Tax-Related Losses or (2) Specified Income Taxes described in clause (a) of the definition of Specified Income Taxes, in each case, no later than the later of (x) seven business days after delivery by UTC and/or Carrier, as applicable, to Otis of an invoice for the amount of such Tax-Related Losses or Specified Income Taxes or (y) three business days prior to the date UTC or Carrier, as applicable, files, or causes to be filed, the applicable Tax Return for the year of the relevant transaction, as applicable (the “UTC/Carrier Filing Date”) (provided, that if such Tax-Related Losses or Specified Income Taxes arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” then Otis shall pay UTC and/or Carrier, as applicable, no later than the later of (x) seven business days after delivery by UTC and/or Carrier, as applicable, to Otis of an invoice for the amount of such Tax-Related Losses or Specified Income Taxes or (y) three business days prior to the date for making payment with respect to such Final Determination) and (B) in the case of (1) Tax-Related Losses described in clause (b) or (c) of the definition of Tax-Related Losses or (2) Specified Income Taxes described in clause (b) of the definition of Specified Income Taxes, no later than the later of (x) seven business days after delivery by UTC and/or Carrier, as applicable, to Otis of an invoice for the amount of such Tax-Related Losses or Specified Income Taxes or (y) two business days after the date UTC and/or Carrier, as applicable pays such Tax-Related Losses or Specified Income Taxes.

(iii)          UTC shall pay Carrier and/or Otis, as applicable, the amount for which UTC has an indemnification obligation under this Section 7.05:  (A) in the case of (1) Tax-Related Losses described in clause (a) of the definition of Tax-Related Losses or (2) Specified Income Taxes described in clause (a) of the definition of Specified Income Taxes, in each case, no later than the later of (x) seven business days after delivery by Carrier and/or Otis, as applicable, to UTC of an invoice for the amount of such Tax-Related Losses or Specified Income Taxes or (y) three business days prior to the date Carrier or Otis, as applicable, files, or causes to be filed, the applicable Tax Return for the year of the relevant transaction, as applicable (the “Carrier/Otis Filing Date”) (provided, that if such Tax-Related Losses or Specified Income Taxes arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” then UTC shall pay Carrier and/or Otis, as applicable, no later than the later of (x) seven business days after delivery by Carrier and/or Otis, as applicable, to UTC of an invoice for the amount of such Tax-Related Losses or Specified Income Taxes or (y) than three business days prior to the date for making payment with respect to such Final Determination); and (B) in the case of (1) Tax-Related Losses described in clause (b) or (c) of the definition of Tax-Related Losses or (2) Specified Income Taxes described in clause (b) of the definition of Specified Income Taxes, no later than the later of (x) seven business days after delivery by Carrier and/or Otis, as applicable, to UTC of an invoice for the amount of such Tax-Related Losses or Specified Income Taxes or (y) two business days after the date Carrier or Otis, as applicable, pays such Tax-Related Losses or Specified Income Taxes.

Section 7.06          Section 336(e) Election.  If UTC determines, in its sole discretion, that one or more protective elections under Section 336(e) of the Code (each, a “Section 336(e) Election”) shall be made with respect to the Carrier Distribution, the Otis Distribution, and/or any of the Internal Distributions, the relevant SpinCo(s) shall (and shall cause any relevant member of such SpinCo Group(s) to) join with UTC and/or any relevant member of the UTC Group, as applicable, in the making of any such election and shall take any action reasonably requested by UTC or that is otherwise necessary to give effect to any such election (including making any other related election).  If a Section 336(e) Election is made with respect to the Carrier Distribution, the Otis Distribution, and/or any of the Internal Distributions, then this Agreement shall be amended in such a manner as is determined by UTC in good faith to take into account such Section 336(e) Election(s), including by requiring that, in the event (a) any Contribution, Distribution, or Internal Distribution fails to have U.S. Tax-Free Status and (b) a Company (or such Company’s Group) that does not have exclusive responsibility pursuant to this Agreement for Tax-Related Losses arising from such failure actually realizes in cash a Tax Benefit from the step-up in Tax basis resulting from the relevant Section 336(e) Election(s), such Company shall pay over to the Company that has exclusive responsibility pursuant to this Agreement for such Tax-Related Losses any such Tax Benefits realized (provided, that, if such Tax-Related Losses are Shared Taxes or Taxes for which more than one Company is liable under Section 7.05(c)(i), the Company that actually realizes in cash the Tax Benefit resulting from the relevant Section 336(e) Election shall pay over to each of the other Companies responsible for such Taxes the percentage of any such Tax Benefits realized that corresponds to each such Company’s percentage share of such Taxes).

Section 7.07          Certain Assumptions.  For purposes of this Agreement (including the restrictions and covenants and obligations of the Parties set forth in this Section 7, the requirements for an Unqualified Tax Opinion, and any other provision of this Agreement or determination hereunder relating to the U.S. Tax-Free Status of the External Separation Transactions or the Internal Distributions (or the application of Section 355(e) of the Code thereto)), it shall be assumed that, except to the extent expressly ruled otherwise by the IRS in the Private Letter Ruling or in a supplemental private letter ruling, (a) the Specified Acquisition is “part of a plan (or series of related transactions)” with each of the Distributions for purposes of Section 355(e) of the Code, and (b) the Specified Acquisition resulted in one or more persons acquiring directly or indirectly common stock representing no less than the Specified Percentage Interest in each of the SpinCos for purposes of Section 355(e) of the Code.

Section 8.          Assistance and Cooperation.

Section 8.01          Assistance and Cooperation.

(a)    Each of the Companies shall provide (and shall cause its Affiliates to provide) the other Companies and their respective agents, including accounting firms and legal counsel, with such cooperation or information as they may reasonably request in connection with (i) preparing and filing Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed.  Such cooperation shall include making available, upon reasonable notice, all information and documents in their possession relating to the other Companies and their respective Affiliates as provided in Section 9.  Each of the Companies shall also make available to the other Companies, as reasonably requested and available, personnel (including employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes.

(b)    Any information or documents provided under this Section 8 or Section 9 shall be kept confidential by the Company or Companies receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.  Notwithstanding any other provision of this Agreement or any other agreement, in no event shall any of the Companies or any of their respective Affiliates be required to provide the other Companies or any of their respective Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege.  In addition, in the event that any of the Companies determine that the provision of any information to the other Companies or their respective Affiliates could be commercially detrimental, violate any law or agreement or waive any Privilege, the Parties shall use reasonable best efforts to permit compliance with their obligations under this Section 8 or Section 9 in a manner that avoids any such harm or consequence.

Section 8.02          Income Tax Return Information.  UTC, Carrier, and Otis acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Carrier, Otis, or UTC pursuant to Section 8.01 or this Section 8.02.  UTC, Carrier, and Otis acknowledge that failure to comply with the deadlines set forth herein or reasonable deadlines otherwise set by Carrier, Otis, or UTC could cause irreparable harm.  Each Company shall provide to each of the other Companies information and documents relating to its Group required by such other Company to prepare its Tax Returns.  Any information or documents required by the Company that is responsible to prepare such Tax Returns under this Agreement shall be provided in such form as the preparing Company reasonably requests and in sufficient time for such Tax Returns to be filed on a timely basis; provided, that, this Section 8.02 shall not apply to information governed by Section 4.09.  In the event that, following the relevant Distribution Date, any SpinCo receives notice from any Tax Authority that any Foreign Income Taxes reported on any Tax Return for a Tax Period ending on or prior to (or including) the relevant Deconsolidation Date may be subject to adjustment, such SpinCo shall provide written notice thereof to UTC promptly following receipt of such notice.

Section 8.03          Reliance by UTC.  If any member of either SpinCo Group supplies information to a member of the UTC Group in connection with a Tax liability and an officer of a member of the UTC Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then, upon the written request of UTC identifying the information being so relied upon, the Chief Financial Officer of the relevant SpinCo (or any officer of such SpinCo as designated by the Chief Financial Officer of such SpinCo) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.  Each of Carrier and Otis agrees to indemnify and hold harmless each member of the UTC Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Carrier Group or the Otis Group, respectively, having supplied, pursuant to this Section 8, a member of the UTC Group with inaccurate or incomplete information in connection with a Tax liability.

Section 8.04          Reliance by Carrier.  If any member of the UTC Group or Otis Group supplies information to a member of the Carrier Group in connection with a Tax liability and an officer of a member of the Carrier Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of Carrier identifying the information being so relied upon, the Chief Financial Officer of UTC or Otis, as applicable, (or any officer of UTC or Otis, as applicable, as designated by the Chief Financial Officer of UTC or Otis, as applicable) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.  Each of UTC and Otis agrees to indemnify and hold harmless each member of the Carrier Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the UTC Group or the Otis Group, respectively, having supplied, pursuant to this Section 8, a member of the Carrier Group with inaccurate or incomplete information in connection with a Tax liability; provided, that, this Section 8.04 shall not apply to information governed by Section 4.09.

Section 8.05          Reliance by Otis.  If any member of the UTC Group or Carrier Group supplies information to a member of the Otis Group in connection with a Tax liability and an officer of a member of the Otis Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of Otis identifying the information being so relied upon, the Chief Financial Officer of UTC or Carrier, as applicable, (or any officer of UTC or Carrier, as applicable, as designated by the Chief Financial Officer of UTC or Carrier, as applicable) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.  Each of UTC and Carrier agrees to indemnify and hold harmless each member of the Otis Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the UTC Group or the Carrier Group, respectively, having supplied, pursuant to this Section 8, a member of the Otis Group with inaccurate or incomplete information in connection with a Tax liability; provided, that, this Section 8.05 shall not apply to information governed by Section 4.09.

Section 9.           Tax Records.

Section 9.01          Retention of Tax Records.  Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for the relevant Pre-Deconsolidation Period(s), and UTC shall preserve and keep all other Tax Records relating to Taxes of the Groups for the relevant Pre-Deconsolidation Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (a) the expiration of any applicable statutes of limitations, or (b) seven years after the relevant Deconsolidation Date (such later date, the “Retention Date”).  After the Retention Date, each Company may dispose of such Tax Records upon 90 days’ prior written notice to the other Companies.  If, prior to the Retention Date, a Company reasonably determines that any Tax Records that it would otherwise be required to preserve and keep under this Section 9 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Companies agree, then such first Company may dispose of such Tax Records upon 90 days’ prior notice to the other Companies.  Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail the files, books, or other records being disposed.  The notified Companies shall have the opportunity, at their cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

Section 9.02          Access to Tax Records.  The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records for Pre-Deconsolidation Periods to the extent reasonably required by the other Companies in connection with the preparation of financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 10.         Tax Contests.

Section 10.01         Notice.  Each of the Companies shall provide prompt notice to the other(s) of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest for which it may be entitled to indemnification by the other Company or Companies hereunder.  Such notice shall include copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail.  The failure of one Company to notify the other(s) of such communication in accordance with the immediately preceding sentences shall not relieve either of the other Companies of any liability or obligation to pay such Tax or make indemnification payments under this Agreement, except to the extent that the failure timely to provide such notification actually prejudices the ability of such other Company to contest such Tax liability or increases the amount of such Tax liability.

Section 10.02          Control of Tax Contests.

(a)          Separate Company Taxes and Joint Returns with Respect to Other Taxes.  In the case of any Tax Contest with respect to any (i) Separate Return or (ii) Joint Return with respect to Other Taxes, the Company having liability for the Tax shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(e).

(b)          UTC Federal Consolidated Income Tax Return and UTC State Combined Income Tax Return.  In the case of any Tax Contest with respect to any UTC Federal Consolidated Income Tax Return or UTC State Combined Income Tax Return, UTC shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(e)(i).

(c)          UTC Foreign Combined Income Tax Return. In the case of any Tax Contest with respect to any UTC Foreign Combined Income Tax Return, UTC shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(e)(i).

(d)          Other Joint Returns.  In the case of any Tax Contest with respect to any Joint Return (other than any UTC Federal Consolidated Income Tax Return, UTC State Combined Income Tax Return, UTC Foreign Combined Income Tax Return, or Joint Return with respect to Other Taxes), (i) UTC shall control the defense or prosecution of the portion of the Tax Contest, if any, directly and exclusively related to any UTC Adjustment, including settlement of any such UTC Adjustment, (ii) Carrier shall control the defense or prosecution of the portion of the Tax Contest, if any, directly and exclusively related to any Carrier Adjustment, including settlement of any such Carrier Adjustment, (iii) Otis shall control the defense or prosecution of the portion of the Tax Contest, if any, directly and exclusively related to the Otis Adjustment, including settlement of any such Otis Adjustment, and (iv) the relevant Companies shall jointly control the defense or prosecution of Joint Adjustments and any and all administrative matters not directly and exclusively related to any UTC Adjustment or SpinCo Adjustment.  In the event of any disagreement regarding any matter described in clause (iv), the provisions of Section 14 shall apply.

(e)          Separation-Related and Certain Other Tax Contests.

(i) In the event of any:

(A) (x) Separation-Related Tax Contest as a result of which Carrier and/or Otis (the “Responsible SpinCo(s)”) could reasonably be expected to become exclusively liable for any Tax or Tax-Related Losses or (y) Tax Contest as a result of which the Responsible SpinCo(s) could reasonably be expected to become liable for any SpinCo Reserved Income Taxes, and, in each case, which UTC has the right to administer and control pursuant to Section 10.02(a), (b) or (c), (1) UTC shall consult with the Responsible SpinCo(s) reasonably in advance of taking any significant action in connection with such Tax Contest, (2) UTC shall offer the Responsible SpinCo(s) a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (3) UTC shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, and (4) UTC shall provide the Responsible SpinCo(s) copies of any written materials relating to such Tax Contest received from the relevant Tax Authority; and

(B) (x) Separation-Related Tax Contest as a result of which the Responsible SpinCo(s) could reasonably be expected to become liable for any portion of any Tax or Tax-Related Losses pursuant to Section 7.05(c)(i) or (y) Tax Contest as a result of which the Responsible SpinCo(s) could reasonably be expected become liable for any Shared Taxes, and, in each case, which UTC has the right to administer and control pursuant to Section 10.02(a), (b) or (c), (1) UTC shall keep the Responsible SpinCo(s) reasonably informed with respect to such Tax Contest, (2) UTC shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, and (3) UTC shall provide the Responsible SpinCo(s) copies of any written materials relating to such Tax Contest received from the relevant Tax Authority.

(ii) In the event of any (x) Separation-Related Tax Contest with respect to any Carrier Separate Return as a result of which UTC and/or Otis could reasonably be expected to become liable for any Tax or Tax-Related Losses or (y) Specified Tax Contest with respect to any Carrier Separate Return as a result of which UTC and/or Otis could reasonably be expected to become liable for any Specified Income Taxes, (A) Carrier shall consult with UTC and/or Otis, as applicable, reasonably in advance of taking any significant action in connection with such Tax Contest, (B) Carrier shall consult with UTC and/or Otis, as applicable, and offer UTC and/or Otis, as applicable, a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (C) Carrier shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, (D) UTC and/or Otis, as applicable, shall be entitled to participate in such Tax Contest and receive copies of any written materials relating to such Tax Contest received from the relevant Tax Authority, and (E) Carrier shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of UTC and/or Otis, as relevant, which consent shall not be unreasonably withheld; provided, however, that in the case of any (1) Separation-Related Tax Contest (I) as a result of which UTC could reasonably be expected to become liable for any Tax or Tax-Related Losses pursuant to Section 7.05(b) or Section 7.05(c)(i) or (II) with respect to any Specified Matter, or (2) Tax Contest as a result of which UTC could reasonably be expected become liable for any Shared Taxes, and, in each case, which Carrier has the right to administer and control pursuant to Section 10.02(a), UTC shall have the right to elect to assume control of such Tax Contest, in which case the provisions of Section 10.02(e)(i)(B) shall apply.

(iii)          In the event of any (x) Separation-Related Tax Contest with respect to any Otis Separate Return as a result of which UTC and/or Carrier could reasonably be expected to become liable for any Tax or Tax-Related Losses or (y) Specified Tax Contest with respect to any Otis Separate Return as a result of which UTC and/or Carrier could reasonably be expected to become liable for any Specified Income Taxes, (A) Otis shall consult with UTC and/or Carrier, as applicable, reasonably in advance of taking any significant action in connection with such Tax Contest, (B) Otis shall consult with UTC and/or Carrier, as applicable, and offer UTC and/or Carrier, as applicable, a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (C) Otis shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, (D) UTC and/or Carrier, as applicable, shall be entitled to participate in such Tax Contest and receive copies of any written materials relating to such Tax Contest received from the relevant Tax Authority, and (E) Otis shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of UTC and/or Carrier, as relevant, which consent shall not be unreasonably withheld; provided, however, that in the case of any (1) Separation-Related Tax Contest (I) as a result of which UTC could reasonably be expected to become liable for any portion of any Tax or Tax-Related Losses pursuant to Section 7.05(c)(i) or (II) with respect to any Specified Matter or (2) Tax Contest as a result of which UTC could reasonably be expected become liable for any Shared Taxes, and, in each case, which Otis has the right to administer and control pursuant to Section 10.02(a), UTC shall have the right to elect to assume control of such Tax Contest, in which case the provisions of Section 10.02(e)(i)(B) shall apply.

(f)           Power of Attorney.  Carrier shall (and shall cause each member of the Carrier Group to) execute and deliver to UTC (or such member of the UTC Group as UTC shall designate) or Otis (or such member of the Otis Group as Otis shall designate), as applicable, any power of attorney or other similar document reasonably requested by UTC (or such designee) or Otis (or such designee), respectively, in connection with any Tax Contest controlled by UTC or Otis, respectively, described in this Section 10.  Otis shall (and shall cause each member of the Otis Group to) execute and deliver to UTC (or such member of the UTC Group as UTC shall designate) or Carrier (or such member of the Carrier Group as Carrier shall designate), as applicable, any power of attorney or other similar document reasonably requested by UTC (or such designee) or Carrier (or such designee), respectively, in connection with any Tax Contest controlled by UTC or Carrier, respectively, described in this Section 10.

Section 11.         Effective Date; Termination of Prior Intercompany Tax Allocation Agreements.  This Agreement shall be effective as of the Effective Time.

Section 11.01         As of the Carrier Effective Time, (a) all prior intercompany Tax allocation agreements or arrangements solely between or among UTC and/or any of its Subsidiaries (including for this purpose, members of the Otis Group if the Otis Effective Time shall not yet have occurred, but excluding members of the Carrier Group), on the one hand, and Carrier and/or members of the Carrier Group, on the other hand, shall be terminated, and (b) amounts due under such agreements or arrangements as of the date on which the Carrier Effective Time occurs shall be settled.  Upon such termination and settlement, no further payments by or to UTC or such Subsidiaries or by or to Carrier or such members of the Carrier Group, with respect to such agreements or arrangements shall be made, and all other rights and obligations resulting from such agreements or arrangements shall cease at such time.  Any payments pursuant to such agreements shall be disregarded for purposes of computing amounts due under this Agreement; provided, that to the extent appropriate, as determined by UTC, payments made pursuant to such agreements or arrangements shall be credited to Carrier or UTC, respectively, in computing their respective obligations pursuant to this Agreement, in the event that such payments relate to a Tax liability that is the subject matter of this Agreement for a Tax Period that is the subject matter of this Agreement.

Section 11.02          As of the Otis Effective Time, (a) all prior intercompany Tax allocation agreements or arrangements solely between or among UTC and/or any of its Subsidiaries (including for this purpose, members of the Carrier Group if the Carrier Effective Time shall not yet have occurred, but excluding members of the Otis Group), on the one hand, and Otis and/or members of the Otis Group, on the other hand, shall be terminated, and (b) amounts due under such agreements or arrangements as of the date on which the Otis Effective Time occurs shall be settled.  Upon such termination and settlement, no further payments by or to UTC or such Subsidiaries or by or to Otis or such members of the Otis Group, with respect to such agreements or arrangements shall be made, and all other rights and obligations resulting from such agreements or arrangements shall cease at such time.  Any payments pursuant to such agreements or arrangements shall be disregarded for purposes of computing amounts due under this Agreement; provided, that to the extent appropriate, as determined by UTC, payments made pursuant to such agreements or arrangements shall be credited to Otis or UTC, respectively, in computing their respective obligations pursuant to this Agreement, in the event that such payments relate to a Tax liability that is the subject matter of this Agreement for a Tax Period that is the subject matter of this Agreement.

Section 12.         Survival of Obligations.  The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 13.         Treatment of Payments; Tax Gross Up.

Section 13.01        Treatment of Tax Indemnity and Tax Benefit Payments.  In the absence of any change in Tax treatment under the Code or other applicable Tax Law, for all Income Tax purposes, the Companies agree to treat, and to cause their respective Affiliates to treat, (a) any indemnity payment required by this Agreement or by the Separation and Distribution Agreement to be made (i) by UTC to a SpinCo as a contribution by UTC to the relevant SpinCo and (ii) by a SpinCo to UTC as a distribution by the relevant SpinCo to UTC, in each case, occurring immediately prior to the relevant Distribution with respect to such SpinCo; and (b) any payment of interest or State Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the Company entitled under this Agreement to retain such payment or required under this Agreement to make such payment.  The Parties shall cooperate in good faith (including, where relevant, by using commercially reasonable efforts to establish local payment arrangements between each Party’s Subsidiaries) to minimize or eliminate, to the extent permissible under applicable law, any Tax that would otherwise be imposed with respect to any payment required by this Agreement or by the Separation and Distribution Agreement (or maximize the ability to obtain a credit for, or refund of, any such Tax).

Section 13.02         Tax Gross Up.  If notwithstanding the manner in which payments described in Section 13.01(a) were reported, there is a Tax liability or an adjustment to a Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement or the Separation and Distribution Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment that the Company receiving such payment would otherwise be entitled to receive.

Section 13.03         Interest.  Anything herein to the contrary notwithstanding, to the extent one Company makes a payment of interest to another Company under this Agreement with respect to the period from (a) the date that the payor was required to make a payment to the payee to (b) the date that the payor actually made such payment, the interest payment shall be treated as interest expense to the payor (deductible to the extent provided by law) and as interest income by the payee (includible in income to the extent provided by law).  The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the payor or increase in Tax to the payee.

Section 14.         Disagreements.  The Companies desire that collaboration will continue among them.  Accordingly, they will try, and they will cause their respective Group members to try, to resolve in good faith all disagreements regarding their respective rights and obligations under this Agreement, including any amendments hereto.  In furtherance thereof, in the event of any dispute or disagreement (a “Tax Advisor Dispute”) between any member of the UTC Group and any member of any SpinCo Group (or between any member of the Carrier Group and any member of the Otis Group) as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, representatives of the Tax departments of the relevant Companies shall negotiate in good faith to resolve the Tax Advisor Dispute.  If such good faith negotiations do not resolve the Tax Advisor Dispute, then such Tax Advisor Dispute shall be resolved pursuant to the procedures set forth in Article VII of the Separation and Distribution Agreement; provided, that each of the mediators or arbitrators selected in accordance with Article VII of the Separation and Distribution Agreement must be Tax Advisors.  Nothing in this Section 14 will prevent any Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Tax Advisor Dispute through the procedures set forth in Article VII of the Separation and Distribution Agreement could result in serious and irreparable injury to such Company.  Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, UTC, Carrier, and Otis are the only members of their respective Groups entitled to commence a dispute resolution procedure under this Agreement, and each of UTC, Carrier, and Otis will cause its respective Group members not to commence any dispute resolution procedure other than through such Party as provided in this Section 14.

Section 15.         Late Payments.  Any amount owed by one Party to another Party under this Agreement that is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid.

Section 16.         Expenses.  Except as otherwise provided in this Agreement, each Party and its Affiliates shall bear their own expenses incurred in connection with the preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 17.         General Provisions.

Section 17.01          Addresses and Notices.  All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and except as provided herein, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, or by electronic mail (“e-mail”), so long as confirmation of receipt of such e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 17.01):

If to UTC, to: United Technologies Corporation 10 Farm Springs Road Farmington, Connecticut 06032 Attention: Ross Kearney, Corporate VP – Taxes E-mail: Ross.kearney@utc.com with a copy to:

United Technologies Corporation
10 Farm Springs Road
Farmington, Connecticut 06032
Attention:  Sean Moylan, Corporate Vice President and Associate General Counsel
E-mail:  Sean.Moylan@utc.com

If to Carrier, to: Carrier Global Corporation 13995 Pasteur Boulevard Palm Beach Gardens, Florida 33418 Attention: Michael Cenci, VP, Tax E-mail: Michael.Cenci@carrier.com	with a copy to: Carrier Global Corporation 13995 Pasteur Boulevard Palm Beach Gardens, Florida 33418 Attention: General Counsel E-mail: Kevin.OConnor@carrier.com

If to Otis, to: Otis Worldwide Corporation One Carrier Place Farmington, Connecticut 06032 Attention: Gregory Marshall, VP, Tax E-mail: Gregory.Marshall@otis.com	with a copy to: Otis Worldwide Corporation One Carrier Place Farmington, Connecticut 06032 Attention: General Counsel E-mail: Nora.LaFreniere@otis.com

A Party may, by notice to the other Parties, change the address to which such notices are to be given or made.

Section 17.02        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 17.03        Waiver.  Waiver by a Party of any default by another Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of any other Party.  No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 17.04        Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 17.05        Authority.  UTC represents on behalf of itself and each other member of the UTC Group, Carrier represents on behalf of itself and each other member of the Carrier Group and Otis represents on behalf of itself and each other member of the Otis Group, as follows:

(a)   each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement; and

(b)    this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

Section 17.06        Further Action.  Prior to, on, and after the First Effective Time, each Party hereto shall cooperate with the other Parties, at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including the execution and delivery to the other Parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Parties in accordance with Section 10, and to make all filings with any Governmental Authority, and to take all such other actions as such Party may reasonably be requested to take by the other Parties from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement.

Section 17.07        Integration.  This Agreement, together with each of the exhibits and schedules appended hereto, contain the entire agreement among the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings among the Parties other than those set forth herein and in the Separation and Distribution Agreement and the other Ancillary Agreements.  This Agreement, the Separation and Distribution Agreement, and the other Ancillary Agreements together govern the arrangements in connection with the Separation and the Distributions and would not have been entered independently.  In the event of any inconsistency between this Agreement and the Separation and Distribution Agreement, or any other agreements relating to the transactions contemplated by the Separation and Distribution Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control (it being understood that the terms pursuant to which any transition services related to Tax matters shall be provided under the Transition Services Agreement shall be governed by the Transition Services Agreement).

Section 17.08        Construction.  The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any Party.  The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation.  Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

Section 17.09        No Double Recovery.  No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity.  Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 17.10        Counterparts.  Each Party acknowledges that it and each other Party may execute this Agreement by facsimile, stamp or mechanical signature and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement.  Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 17.11        Governing Law.  This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 17.12          Amendment.  No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representatives of the Parties against whom it is sought to enforce such waiver, amendment, supplement or modification; provided, that from the First Effective Time to the Second Effective Time, provisions of this Agreement may be waived, amended, supplemented or modified (a) if the Carrier Distribution occurs prior to the Otis Distribution, without the consent of Carrier, so long as such waiver, amendment, supplement or modification does not adversely affect in any material respect any provisions of, or obligations under, this Agreement that are for the benefit of Carrier, or materially prejudice or otherwise adversely affect in any material respect any rights of Carrier or any member of its Group under this Agreement and (b) if the Otis Distribution occurs prior to the Carrier Distribution, without the consent of Otis, so long as such waiver, amendment, supplement or modification does not adversely affect in any material respect any provisions of, or obligations under, this Agreement that are for the benefit of Otis or materially prejudice or otherwise adversely affect in any material respect any rights of Otis or any member of its Group under this Agreement.

Section 17.13        SpinCo Subsidiaries.  If, at any time, either Carrier or Otis acquires or creates one or more subsidiaries that are includable in the Carrier Group or the Otis Group, respectively, they shall be subject to this Agreement and all references to the Carrier Group or the Otis Group, as applicable, herein shall thereafter include a reference to such subsidiaries.

Section 17.14        Successors.  This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the Parties (including but not limited to any successor of UTC, Carrier, or Otis succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original Party to this Agreement.

Section 17.15         Injunctions.  Subject to the provisions of Section 14, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

UNITED TECHNOLOGIES CORPORATION

By:	/s/ Michael R. Dumais
Name: Michael R. Dumais
Title: Executive Vice President, Operations & Strategy

CARRIER GLOBAL CORPORATION

By:	/s/ Kyle Crockett
Name: Kyle Crockett
Title: Vice President, Controller

OTIS WORLDWIDE CORPORATION

By:	/s/ Michael P. Ryan
Name: Michael P. Ryan
Title: Vice President, Controller